As filed with the Securities and Exchange Commission on April 6, 2007

Registration No. 333-

Securities and Exchange Commission

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USG CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3275	36-3329400
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

550 West Adams Street

Chicago, Illinois 60661-3676

(312) 436-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ellis A. Regenbogen

Associate General Counsel and Corporate Secretary

550 West Adams Street

Chicago, Illinois 60661-3676

(312) 436-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Timothy J. Melton

Jones Day

77 West Wacker

Chicago, Illinois 60601-1692

(312) 782-3939

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
6.30% Senior Notes due 2016	$500,000,000	100%	$500,000,000	$15,350

(1)	In accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, the registration fee is based on the book value, which has been calculated as of March 31, 2007, of the outstanding 6.30% Senior Notes due 2016 of USG Corporation to be cancelled in the exchange transaction hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2007

PRELIMINARY PROSPECTUS

$500,000,000

Offer to Exchange

All Outstanding 6.30% Senior Notes due 2016

for 6.30% Senior Notes due 2016

of

USG CORPORATION

The Exchange Offer

•

We are offering to exchange all of our currently outstanding 6.30% senior notes due 2016, or the outstanding notes, that are validly tendered and not validly withdrawn for an equal principal amount of our 6.30% senior notes due 2016, or the exchange notes, that are registered under the Securities Act of 1933.

•	The exchange offer will expire at 5:00 p.m., New York City Time, on , 2007, unless we extend the exchange offer.

•

The exchange offer is subject to certain conditions, including that the exchange offer does not violate any law or applicable interpretation of any law by the staff of the Securities and Exchange Commission.

•	You may withdraw your tender of outstanding notes at any time before the exchange offer expires.

•	We will not receive any cash proceeds from the exchange offer.

The Exchange Notes

•

The terms of the exchange notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•	We will pay interest on the exchange notes on May 15 and November 15 of each year, beginning on May 15, 2007.

•	The exchange notes will be our senior unsecured debt and will rank equally with all of our existing and future senior unsecured debt.

•	We do not intend to list the exchange notes on any securities exchange or any automated quotation system, and no active market for the exchange notes is anticipated.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for outstanding notes where those outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer to use in connection with these resales. See “Plan of Distribution.”

        Investing in the exchange notes involves risks. Please consider carefully the specific factors set forth under the heading “ Risk Factors” beginning on page 8 of this prospectus before deciding to participate in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2007.

This prospectus incorporates important business information about us that is not included in or delivered with this prospectus but that is contained in documents that we file with the Securities and Exchange Commission, or the SEC. You may obtain copies of these documents that are incorporated by reference into this prospectus, without charge, from the website maintained by the SEC at http://www.sec.gov, as well as other sources. See “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

You may also obtain copies of the incorporated documents from us, without charge, upon written or oral request to:

USG Corporation

550 West Adams Street

Chicago, Illinois 60661-3676

Attn: Corporate Secretary

Telephone: (312) 436-4000

You should rely only on the information included in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

TABLE OF CONTENT S

i

PROSPECTUS SUMMARY

This summary highlights some of the information contained in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of our company and this exchange offer, we encourage you to read this entire prospectus and the documents it incorporates by reference, including our audited annual consolidated financial statements, which are described under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents” in this prospectus. You should also carefully consider the matters discussed under the heading “Risk Factors.” In this prospectus, except as otherwise indicated or as the context otherwise requires, “USG,” “we,” “our,” “us” and the “company” refer to USG Corporation, a Delaware corporation. In the discussion of our business in this prospectus summary, “we,” “our,” “us” and the “company” also refer to our subsidiaries.

Company Overview

Our Business

Through our subsidiaries, we are a leading manufacturer and distributor of building materials, producing a wide range of products for use in new residential, new nonresidential and repair and remodel construction as well as products used in certain industrial processes.

Our operations are organized into three segments:

•

North American Gypsum: North American Gypsum manufactures and markets gypsum and related products in the United States, Canada and Mexico and includes United States Gypsum Company, or U.S. Gypsum, in the United States, the gypsum business of CGC Inc., or CGC, in Canada and USG Mexico, S.A. de C.V., or USG Mexico, in Mexico. U.S. Gypsum is the largest manufacturer of gypsum wallboard in the United States and accounted for approximately 30% of total domestic gypsum wallboard sales in 2006. CGC is the largest manufacturer of gypsum wallboard in eastern Canada, and USG Mexico is the largest manufacturer of gypsum wallboard in Mexico.

•

Worldwide Ceilings: Worldwide Ceilings manufactures and markets interior systems products worldwide and includes USG Interiors, Inc., the international interiors systems business managed as USG International and the ceilings business of CGC. Worldwide Ceilings is a leading supplier of interior ceilings products used primarily in commercial applications. We estimate that it is the largest manufacturer of ceiling grid and the second-largest manufacturer/marketer of acoustical ceiling tile in the world.

•

Building Products Distribution: Building Products Distribution consists of L&W Supply Corporation, or L&W Supply, the leading specialty building products distribution business in the United States. In 2006, L&W Supply distributed approximately 12% of all gypsum wallboard sold in the United States, including approximately 32% of U.S. Gypsum’s wallboard production.

U.S. Gypsum was incorporated in 1901. USG was incorporated in Delaware on October 22, 1984. By a vote of stockholders on December 19, 1984, U.S. Gypsum became a wholly owned subsidiary of USG, and the stockholders of U.S. Gypsum became the stockholders of USG, all effective January 1, 1985.

Our principal executive offices are located at 550 West Adams Street, Chicago, Illinois 60661-3676, and our telephone number is (312) 436-4000. We maintain an Internet website at http://www.usg.com. Except for the documents incorporated by reference in this prospectus as described under the heading “Incorporation by Reference of Certain Documents” below, the information and other content contained on our website are not incorporated by reference in this prospectus, and you should not consider them to be a part of this prospectus.

Recent Developments

Acquisition of California Wholesale Material Supply, Inc.

On February 25, 2007, L&W Supply entered into an equity purchase agreement with Joseph Zucchero, referred to in this prospectus as the Seller, pursuant to which L&W Supply agreed to purchase from the Seller, or entities owned or controlled by the Seller, all of the issued and outstanding equity interests of California Wholesale Material Supply, Inc. and specified affiliates, referred to in this prospectus collectively as CalPly. CalPly is a building materials distribution company with 30 operating locations in seven western states and Mexico. CalPly sells building products and provides services to acoustical contractors, drywall contractors, plaster contractors, roofing companies, manufactured housing companies, countertop fabricators, government institutions and exporters. The acquisition of CalPly is expected to enhance L&W Supply’s ability to serve its West Coast and Southwest customers. On March 30, 2007, L&W Supply completed the purchase of all of the outstanding equity interests of CalPly for a total price of approximately $271 million, including debt repaid at closing.

Announcement of Stockton, California Manufacturing Plant

On February 26, 2007, we announced that U.S. Gypsum plans to build a new $220 million SHEETROCK® brand gypsum panel manufacturing plant in Stockton, California. The new plant is designed to operate the world’s largest wallboard manufacturing line, with the capacity to produce approximately one billion square feet of SHEETROCK® brand wallboard annually. The designs provide that the facility will be built on a 90-acre site at the Port of Stockton and employ approximately 150 people. Construction of the new plant is scheduled to begin after necessary permits have been issued, with completion expected in the first half of 2010.

Receipt of Federal Income Tax Refund

On March 6, 2007, we announced that we received a federal income tax refund of $1.057 billion and used the proceeds, along with cash on hand, to repay our outstanding $1.065 billion tax bridge loan. The refund, which was expected, is associated with the recovery of federal taxes paid in prior years due to losses generated in 2006 from payments made to the trust created under Section 524(g) of the U.S. Bankruptcy Code pursuant to the plan of reorganization in our recently completed bankruptcy proceedings. As is mandatory for large refunds, the refund is subject to review by the Congressional Joint Committee on Taxation.

Completion of Underwritten Public Offering of Common Stock

On March 21, 2007, we completed an underwritten public offering of 8,230,500 shares of our common stock at a price of $48.60 per share. The offering was made pursuant to an effective shelf registration statement that we filed with the SEC on March 12, 2007. The net proceeds of the offering after deducting underwriting discounts and commissions and offering expenses were approximately $383 million. On March 30, 2007, we completed the offering of an additional 832,873 shares of our common stock pursuant to the exercise by the underwriters of a one-time option to purchase additional shares. The net proceeds of the exercise of the option to purchase additional shares after deducting underwriting discounts and commissions and estimated expenses were approximately $39 million.

We used a portion of the net proceeds of the offering to pay the purchase price at consummation of the CalPly acquisition. We intend to use the remaining net proceeds of the offering for general corporate purposes.

The Exchange Offer

The following summary describes the principal terms of the exchange offer, but is not intended to be complete. See the information under the heading “The Exchange Offer” in this prospectus for a more detailed description of the terms and conditions of the exchange offer.

The Exchange Offer

We are offering to exchange $500 million in aggregate principal amount of our 6.30% Senior Notes due 2016, which have been registered under the Securities Act of 1933, or the Securities Act, for $500 million in aggregate principal amount of our outstanding unregistered 6.30% Senior Notes due 2016, which we issued and sold in a private offering on November 17, 2006.

To exchange your outstanding notes, you must properly tender them before the exchange offer expires. We will exchange all outstanding notes that are validly tendered and not validly withdrawn. We will issue the exchange notes promptly after the exchange offer expires. For a description of the procedures for tendering outstanding notes, see “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Purpose of the Exchange Offer	We are making the exchange offer to satisfy our obligations under the registration rights agreement entered into with the initial purchasers of the outstanding notes at the time we issued and sold the outstanding notes in a private offering.

Registration Rights Agreement

Under the registration rights agreement, we agreed to:

•        file an exchange offer registration statement to allow you to exchange the outstanding notes for notes with substantially identical terms registered under the Securities Act;

•        use our reasonable best efforts to cause the exchange offer registration statement to be declared effective no later than 210 days after the date that the outstanding notes were first issued and remain effective until the exchange offer is complete;

• use our reasonable best efforts to complete the exchange offer no later than 240 days after the date that the outstanding notes were first issued; and
• file a shelf registration statement for the resale of the outstanding notes if we cannot consummate the exchange offer or in certain other circumstances.
We intend for the filing of the registration statement of which this prospectus is a part to satisfy these obligations. If we do not satisfy these registration obligations, we will be required to pay additional interest to the holders of outstanding notes. See “Description of the Exchange Notes.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless we extend the exchange offer.

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal in accordance with the instructions in this prospectus and the letter of transmittal and mail or otherwise deliver it, together with any other required documents, to the exchange agent, either with the outstanding notes to be tendered or in compliance with guaranteed delivery procedures.

If your outstanding notes that you wish to exchange are registered in the name of a broker, dealer or other nominee, you must contact that nominee promptly and instruct it to tender your outstanding notes on your behalf.

See “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

Withdrawal Rights	You may withdraw any outstanding notes tendered at any time before the exchange offer expires by delivering a written notice of your withdrawal to the exchange agent and following the withdrawal procedures described under the heading “The Exchange Offer — Withdrawal Rights.”

Failure to Exchange Outstanding Notes for Exchange Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the transfer restrictions provided in the outstanding notes and the indenture governing the exchange notes, and, unless you are not eligible to participate in the exchange offer or your outstanding notes are not eligible to be exchanged for exchange notes, you will no longer be entitled to registration rights with respect to any outstanding notes that you do not exchange. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or exempt from or offered or sold in a transaction not subject to registration. We do not plan to register the outstanding notes under the Securities Act after completion of the exchange offer unless required to do so pursuant to the registration rights agreement entered into at the time we issued and sold the outstanding notes.

See “The Exchange Offer — Failure to Exchange Outstanding Notes for Exchange Notes.”

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. We currently expect that each of the conditions will be satisfied and that no waiver of any condition will be necessary. See “The Exchange Offer — Conditions to the Exchange Offer.”

Resale of Exchange Notes

Based upon interpretations by the staff of the SEC in no-action letters issued to third parties in transactions unrelated to this exchange offer, we believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are:

•        acquiring the exchange notes in the ordinary course of your business;

• not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

• not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

• not a broker-dealer tendering outstanding notes acquired directly from us for your own account.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Exchange Agent	The exchange agent for the exchange offer is Wells Fargo Bank, N.A.

U.S. Federal Income Tax Consequences	The exchange of outstanding notes for the exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.”

The Exchange Notes

The following summary describes the principal terms of the exchange notes, but is not intended to be complete. See the information under the heading “Description of the Exchange Notes” in this prospectus for a more detailed description of the terms and conditions of the exchange notes.

The terms of the exchange notes will be substantially identical to those of the outstanding notes, except the exchange notes will be registered under the Securities Act and will not contain the transfer restrictions or registration rights relating to the outstanding notes.

Issuer	USG Corporation.

Exchange Notes	$500 million aggregate principal amount of 6.30% Senior Notes due 2016.

Maturity Date	November 15, 2016.

Interest	Interest will accrue on the exchange notes from November 17, 2006 or from the most recent interest payment date on which we paid or provided for interest on the outstanding notes and will be payable on May 15 and November 15 of each year, beginning on May 15, 2007.

Ranking	The exchange notes will be our senior unsecured debt and will rank equally with all of our other existing and future senior unsecured debt.

Optional Redemption	We may redeem the exchange notes at our option at any time, in whole or in part, at a redemption price equal to the greater of: • 100% of the principal amount of the exchange notes being redeemed; and

•       the sum of the present value of the remaining scheduled payments of principal and interest on the exchange notes being redeemed on the redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points.

We will also pay any accrued and unpaid interest on the exchange notes to the redemption date. See “Description of the Exchange Notes — Optional Redemption.”

Mandatory Offer to Repurchase	If a Change of Control Triggering Event occurs, we will be required to make an offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the Exchange Notes — Repurchase upon Change of Control Triggering Event.”

Covenants	The indenture governing the exchange notes will contain certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See “Description of the Exchange Notes — Covenants Contained in the Indenture.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the outstanding notes at the time we issued and sold the outstanding notes in a private offering.

You should carefully consider all of the information set forth in this prospectus and, in particular, the specific factors set forth under the heading “Risk Factors” before deciding to participate in the exchange offer.

RISK FACTORS

You should carefully consider the risk factors described below and the other information included in or incorporated by reference into this prospectus, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2006, before tendering your outstanding notes for exchange notes. The risks and uncertainties described below or incorporated by reference herein are not the only ones relating to our business, financial condition or operating results or the exchange notes. Additional risks and uncertainties that are not presently known to us or that we do not currently believe to be material also could materially and adversely affect our business, financial condition or operating results and the exchange notes. The occurrence of any of the following risks could significantly harm our business, financial condition or operating results or the exchange notes. In that case, you could lose all or part of your investment in the exchange notes.

Risks Relating to Our Leverage

Our substantial indebtedness may adversely affect our business, financial condition and results of operations and impair or prevent us from fulfilling our obligations under the exchange notes.

We have a substantial amount of indebtedness. As of March 31, 2007, we had approximately $1.2 billion of outstanding debt.

Our substantial indebtedness may have material adverse effects on our business, including to:

•	make it more difficult for us to satisfy our debt service obligations, including those relating to the exchange notes;

•

limit our ability to obtain additional financing to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service obligations and other general corporate requirements;

•

require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, including payments on the exchange notes, thereby reducing the availability of our cash flows to fund working capital, capital expenditures and other general operating requirements;

•	restrict us from making strategic acquisitions or taking advantage of favorable business opportunities;

•	place us at a relative competitive disadvantage compared to our competitors that have proportionately less debt;

•

limit our flexibility to plan for, or react to, changes in our business and the industries in which we operate, which may adversely affect our results of operations and ability to meet our debt service obligations with respect to our outstanding indebtedness, including those relating to the exchange notes;

•	increase our vulnerability to adverse general economic and industry conditions, including recessions; and

•	limit our ability or increase the cost to refinance indebtedness.

If we do incur additional indebtedness, the risks related to our substantial indebtedness may intensify.

We require a significant amount of liquidity to service our indebtedness and fund operations, capital expenditures, research and development efforts, acquisitions and other corporate expenses.

Our ability to make payments on our indebtedness, including the exchange notes, and to fund operations, capital expenditures, research and development efforts, acquisitions and other corporate expenses depends on our ability to generate cash through future operating performance, which is subject to economic, financial, competitive, legislative, regulatory and other factors. Many of these factors are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including amounts due on the exchange notes, or to fund our other needs.

If we are unable to generate sufficient cash flow to enable us to pay our indebtedness or fund our other needs, we may need to pursue one or more alternatives, such as to:

•	curtail operations;

•	reduce or delay planned capital expenditures, research and development or acquisitions;

•	obtain additional financing or restructure or refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity;

•	sell assets or businesses; and

•	sell additional equity.

Any curtailment of operations, reduction or delay in planned capital expenditures, research and development or acquisitions or sales of assets or businesses may materially and adversely affect our future revenue prospects. In addition, we cannot assure you that we will be able to raise additional equity capital, restructure or refinance any of our indebtedness or obtain additional financing on commercially reasonable terms or at all. Finally, we cannot assure you that any of the above actions would provide sufficient cash to repay our indebtedness, including amounts due on the exchange notes.

Covenant restrictions under our credit agreement and the indenture governing the exchange notes may limit our ability to pursue business activities or otherwise operate our business.

Our credit agreement and the indenture governing the exchange notes contain, among other things, covenants that limit our ability and our subsidiaries’ ability to finance future operations or capital needs or to engage in other business activities, including our ability to:

•	incur additional indebtedness;

•	make guarantees;

•	sell assets or make other fundamental changes;

•	engage in mergers and acquisitions;

•	make investments;

•	enter into transactions with our affiliates;

•	change our business purposes; and

•	enter into sale and leaseback transactions.

In addition, we are subject to agreements that require us to meet and maintain certain financial ratios and tests, which may require us to take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to comply with these covenants or meet those financial ratios and tests. We may not meet those ratios and tests. A breach of any of these covenants or failure to maintain the required ratios and meet the required tests may result in an event of default under those agreements. This may allow the counterparties to those agreements to declare all amounts outstanding under those agreements, together with accrued interest, to be immediately due and payable. If this occurs, we may not be able to finance the accelerated indebtedness on favorable terms, or at all, or repay the accelerated indebtedness, including amounts due on the exchange notes.

Risks Relating to the Exchange Notes

The exchange notes are unsecured and, therefore, are effectively subordinated to borrowings under our credit agreement to the extent these borrowings become secured.

The exchange notes are not secured by any of our assets or those of our subsidiaries. As a result, if the indebtedness under our credit agreement becomes secured by any of our assets, the exchange notes would be effectively subordinated to such indebtedness to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our secured debt (including indebtedness under our senior credit agreement to the extent it becomes secured) may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the exchange notes. While the indebtedness under our credit agreement is not currently secured, the covenant described under “Description of the Exchange Notes — Covenants Contained in the Indenture — Limitation on Liens” does not limit or establish conditions on our ability to secure such indebtedness.

The exchange notes are effectively subordinated to any secured obligations that we may have outstanding and to the obligations of our subsidiaries.

The exchange notes represent our unsecured obligations. Accordingly, our secured creditors will have claims that are superior to your claims as holders of the exchange notes to the extent of the value of the assets securing other indebtedness. In the event of any distribution or payment of our assets in foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, our secured creditors will have a superior claim to those of our assets that constitute their collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. Holders of the exchange notes will participate ratably with all holders of our unsecured senior indebtedness, and with all of our other general senior creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of the exchange notes may receive less, ratably, than our secured creditors. The indenture governing the exchange notes restricts, subject to a number of exceptions, our ability to incur indebtedness secured by our assets. See “Description of the Exchange Notes — Covenants Contained in the Indenture — Limitation on Liens.”

Our obligations under the exchange notes are the general unsecured obligations of USG and are not being guaranteed by our subsidiaries. As a result, the exchange notes will rank equally in payment with our other senior unsecured debt, including our debt under our credit agreement, but you will not have any claim as a creditor against our subsidiaries. Certain of our indebtedness is guaranteed or is jointly owing by certain of our subsidiaries, including our indebtedness under our credit agreement. All such indebtedness and all other direct indebtedness and liabilities of our subsidiaries, including trade payables, will effectively be senior to any right of the holders of the exchange notes to realize any value from our subsidiaries. Our subsidiaries will have no obligation to pay any amounts due on the exchange notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations and could be subject to statutory or contractual restrictions. As a result of the foregoing, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes.

We may not have the funds to repurchase the exchange notes upon a change of control triggering event as required by the indenture governing the exchange notes.

Upon a change of control triggering event, as defined in the indenture, subject to certain conditions, we are required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that repurchase of exchange notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control triggering event to make required repurchases of exchange notes tendered. In addition, the terms of our credit agreement provide that certain change in control events constitute an event of default under the credit agreement. Our future debt agreements may contain similar restrictions and provisions. If the holders of the exchange notes exercise their right to require us to repurchase all their exchange notes upon a change of control triggering event, the financial effect of this repurchase could cause a default under our other debt agreements, even if the change of control itself would not cause a default.

Accordingly, it is possible that we will not have sufficient funds at the time of the change of control triggering event to make the required repurchase of our other debt and the exchange notes or that restrictions in our credit agreement will not allow such repurchases. See “Description of the Exchange Notes — Repurchase upon Change of Control Triggering Event” for additional information.

There is no established trading market for the exchange notes, which means there are uncertainties regarding the price and terms on which a holder could dispose of the exchange notes, if at all.

The exchange notes will constitute a new issue of securities with no established trading market. We have not applied to list the exchange notes on any national securities exchange or inter-dealer quotation system. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the exchange notes.

We cannot assure you that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell your exchange notes will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the exchange notes if one develops. Future trading prices of the exchange notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers; and

•	the market for similar securities.

You should not purchase any of the exchange notes unless you understand and know you can bear all of the investment risks involving the exchange notes.

Risks Relating to the Exchange Offer

If you do not participate in the exchange offer, your outstanding notes will continue to be subject to significant transfer restrictions, and your ability to sell those outstanding notes will be significantly limited.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the transfer restrictions described in the outstanding notes and the indenture governing the outstanding notes, and you will no longer be entitled to registration rights related to the outstanding notes. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or exempt from or offered or sold in a transaction not subject to registration. We do not plan to register the outstanding notes under the Securities Act after completion of the exchange offer.

Upon completion of the exchange offer, due to the transfer restrictions on the outstanding notes and the absence of similar restrictions on the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes, and the ability to sell outstanding notes will be significantly limited.

If you participate in the exchange offer for the purpose of participating in the distribution of the exchange notes or are our affiliate, you may still be subject to various transfer restrictions.

If you exchange your outstanding notes for exchange notes in the exchange offer for the purpose of participating in the distribution of the exchange notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the exchange notes. If you are deemed to be an underwriter and do not comply with these requirements, you may incur liability under the Securities Act, which we do not and will not assume or indemnify against. In addition, our affiliates may offer to resell, resell or otherwise transfer the exchange notes only if they comply with the provisions of Rule 144 under the Securities Act or another available exemption.

If you fail to comply with the exchange offer procedures, your outstanding notes will not be accepted for exchange and will continue to be subject to existing transfer restrictions, and you may not be able to sell your outstanding notes.

We will not accept your outstanding notes for exchange if you fail to comply with any of the exchange offer procedures described in this prospectus and the letter of transmittal. You will receive exchange notes in exchange for your outstanding notes only if, on or prior to the expiration date, you deliver all of the following to the exchange agent:

•	certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at the Depository Trust Company, or DTC;

•	the letter of transmittal, properly completed and signed by you, together with any required signature guarantees; and

•	any other documents required by the letter of transmittal.

You should allow sufficient time to ensure that the exchange agent receives all required documents before the exchange offer expires. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your outstanding notes for exchange.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents it incorporates by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. When we use words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “will,” “should” or similar expressions, or the negative of these terms, or when we discuss our strategy or plans, we are making forward-looking statements.

Forward-looking statements are not guarantees of future results, levels of activity, performance or achievements. They involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions and factors include, among other things:

•	economic conditions, such as the levels of new home and other construction activity, employment levels, mortgage interest rates, housing affordability, currency exchange rates and consumer confidence;

•	competitive conditions, such as price and product competition;

•	shortages in raw materials;

•	increases in raw material, energy, transportation and employee benefit costs;

•	the loss of one or more major customers;

•	capacity constraints;

•	capital markets conditions and the availability of borrowings under our credit agreement;

•

the results of a review by the Congressional Joint Committee on Taxation relating to a tax refund we received relating to payments that we made in connection with our recently completed bankruptcy proceedings;

•	changes in laws or regulations, including environmental and safety regulations;

•	the effects of acts of terrorism or war upon domestic and international economies and financial markets;

•	acts of God; and

•	the other risk factors listed from time to time in documents and reports filed by us with the SEC.

These risks and uncertainties are discussed in more detail under the heading “Risk Factors” in this prospectus, under the headings “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and in the other documents and reports filed by us with the SEC. You may obtain copies of these documents and reports as described under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents” in this prospectus.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. As a result, the trading price of the exchange notes could decline and you could lose a part or all of your investment. We have no obligation and make no undertaking to update or revise any forward-looking information.

USE OF PROCEEDS

We will not receive any cash proceeds for the issuance of the exchange notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the outstanding notes at the time we issued and sold the outstanding notes in a private offering. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

CAPITALIZATION

The following table shows our historical consolidated cash resources, debt and capitalization as of December 31, 2006. You should read this table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our audited annual consolidated financial statements and related notes and other financial information incorporated by reference in this prospectus from our annual report on Form 10-K for the fiscal year ended December 31, 2006.

As of December 31, 2006
(in millions)
Cash and cash equivalents (a) (b)	$565

Short-term debt (c)	1,065
Long-term debt (b)	1,439

Total debt	2,504

Stockholders’ equity	1,534

Total capitalization	$4,038

(a)	Cash, cash equivalents and restricted cash totaled $571 million as of December 31, 2006. In March 2007, we completed an underwritten public offering of a total of 9,063,373 shares of our common stock at a price of $48.60 per share. The total net proceeds of the offering after deducting underwriting discounts and commissions and offering expenses were approximately $422 million. We used a portion of the net proceeds of the offering to pay the purchase price at consummation of the CalPly acquisition. See “Prospectus Summary — Company Overview — Recent Developments — Acquisition of California Wholesale Material Supply, Inc.” The remaining net proceeds of the offering were added to cash and cash equivalents. We intend to use those net proceeds for general corporate purposes.

(b)	In March 2007, we completed an underwritten public offering of a total of 9,063,373 shares of our common stock at a price of $48.60 per share. The total net proceeds of the offering after deducting underwriting discounts and commissions and offering expenses were approximately $422 million. We used a portion of the net proceeds of the offering to pay the purchase price at consummation of the CalPly acquisition. See “Prospectus Summary — Company Overview — Recent Developments — Acquisition of California Wholesale Material Supply, Inc.” We intend to use the remaining net proceeds for general corporate purposes.

(c)	On March 3, 2007, we repaid our $1.065 billion tax bridge loan with the proceeds of a $1.057 billion federal income tax refund and cash on hand. See “Prospectus Summary — Company Overview — Recent Developments — Receipt of Federal Income Tax Refund.” This repayment is not reflected in the table above.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following table sets forth our selected consolidated financial information as of and for the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006, which was derived from our audited annual consolidated financial statements. You should read the following summary consolidated financial information together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our historical consolidated financial statements, including the related notes, in each case, in our annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

	Year ended December 31,
	2006	2005	2004	2003	2002
	(in millions)
Consolidated statement of operations data:
Net sales	$5,810	$5,139	$4,509	$3,666	$3,468
Cost of products sold	4,440	4,037	3,672	3,121	2,884
Gross profit	1,370	1,102	837	545	584
Selling and administrative expenses	419	352	317	324	312
Asbestos claims provision (reversal)	(44)	3,100	—	—	—
Chapter 11 reorganization expenses	10	4	12	11	14
Operating profit (loss)	985	(2,354)	508	210	258
Interest expense (a)	555	5	5	6	8
Interest income	(43)	(10)	(6)	(4)	(4)
Other income, net	(3)	—	—	(9)	(2)
Income taxes (benefit)	188	(924)	197	79	117
Earnings (loss) before cumulative effect of accounting change	288	(1,425)	312	138	139
Cumulative effect of accounting change	—	(11)	—	(16)	(96)
Net earnings (loss)	288	(1,436)	312	122	43

	As of December 31,
	2006		2005		2004	2003	2002
	(dollars in millions)
Consolidated balance sheet data:
Working capital	$943		$1,579		$1,220	$1,084	$939
Current ratio	1.53		3.63		3.14	3.62	3.14
Cash and cash equivalents (b) (c)	565		936		756	700	649
Property, plant and equipment, net	2,210		1,946		1,853	1,818	1,788
Total assets	5,365		6,142		4,278	3,799	3,636
Long-term debt (c) (d) (e)	1,439		—		1	2	2
Liabilities subject to compromise (e)	—		5,340		2,242	2,243	2,272
Total stockholders’ equity (deficit)	1,534		(302)		1,024	689	535
Other data:
Ratio of earnings to fixed charges	1.9	x	—	(f)	102.8x	37.2x	33.0x

(a)	Interest expense for 2006 included post-petition interest and fees of $528 million related to pre-petition obligations. In accordance with bankruptcy accounting rules, interest expense on pre-petition debt and other obligations had not been accrued or recorded from June 25, 2001, the date on which we filed our Chapter 11 petition for reorganization, through December 31, 2005.

(b)	Cash, cash equivalents and restricted cash totaled $571 million as of December 31, 2006. Cash, cash equivalents, restricted cash and marketable securities totaled $1.249 billion as of December 31, 2004 and $1.577 billion as of December 31, 2005. In March 2007, we completed an underwritten public offering of a total of 9,063,373 shares of our common stock at a price of $48.60 per share. The total net proceeds of the offering after deducting underwriting discounts and commissions and offering expenses were approximately $422 million. We used a portion of the net proceeds of the offering to pay the purchase price at consummation of the CalPly acquisition. See “Prospectus Summary — Company Overview — Recent Developments — Acquisition of California Wholesale Material Supply, Inc.” The remaining net proceeds of the offering were added to cash and cash equivalents. We intend to use those net proceeds for general corporate purposes.

(c)	In March 2007, we completed an underwritten public offering of a total of 9,063,373 shares of our common stock at a price of $48.60 per share. The total net proceeds of the offering after deducting underwriting discounts and commissions and offering expenses were approximately $422 million. We used a portion of the net proceeds of the offering to pay the purchase price at consummation of the CalPly acquisition. See “Prospectus Summary — Company Overview — Recent Developments — Acquisition of California Wholesale Material Supply, Inc.” We intend to use the remaining net proceeds for general corporate purposes.

(d)	Total debt as of December 31, 2006 was $2.504 billion. On March 3, 2007, we repaid our $1.065 billion tax bridge loan with the proceeds of a $1.057 billion federal income tax refund and cash on hand. See “Prospectus Summary — Company Overview — Recent Developments — Receipt of Federal Income Tax Refund.”

(e)	Debt of $1.005 billion was included in liabilities subject to compromise for 2004 and 2005.

(f)	As a result of a $3.1 billion pretax provision for asbestos claims, the amount of the coverage deficiency for 2005 was $2.3 billion.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes at the time we issued and sold the outstanding notes in a private offering. Under the registration rights agreement, we agreed to file and use our reasonable best efforts to cause to be declared effective with the SEC an exchange offer registration statement related to the exchange of outstanding notes for notes with substantially identical terms registered under the Securities Act. See “Registration Rights.” We are making the exchange offer to satisfy our contractual obligations under the registration rights agreement.

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, to exchange the exchange notes for an equal principal amount of outstanding notes properly tendered prior to the expiration date and not withdrawn according to the procedures described below.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of that jurisdiction. The exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with.

We reserve the right in our reasonable judgment to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under the heading “— Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $500 million aggregate principal amount of outstanding notes were outstanding.

This prospectus and related letter of transmittal and other relevant materials will be mailed by us to record holders of outstanding notes and furnished to brokers, banks and similar parties whose names, or the names of whose nominees, appear on the list of holders for subsequent transmittal to beneficial owners of outstanding notes.

Our board of directors makes no recommendation to holders of outstanding notes as to whether to tender any of their outstanding notes in the exchange offer. In addition, no one has been authorized to make any similar recommendation. Holders of outstanding notes must make their own decision whether to tender in the exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers based on their financial positions and requirements.

Expiration Date; Extensions; Termination; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2007, unless we extend the exchange offer.

We expressly reserve the right, subject to applicable law, to at any time:

•	delay the acceptance of the outstanding notes for exchange;

•

extend the exchange offer and retain all outstanding notes tendered in the exchange offer, subject to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under the heading “— Withdrawal Rights”;

•

terminate the exchange offer for any reason, whether before or after the tender or acceptance of any outstanding notes, including if any of the events or conditions set forth under the heading “— Conditions to the Exchange Offer” has occurred or exists or has not been satisfied and has not been waived by us; or

•	waive any condition or amend the terms of the exchange offer in any manner, whether before or after any tender or acceptance of any outstanding notes.

During any extension of the exchange offer, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

If the exchange offer is amended in a manner that we determine to constitute a material change or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Any delay in acceptance, extension, termination or amendment will be followed promptly by:

•	oral or written notice of the change to the exchange agent, with any oral notice to be promptly confirmed in writing; and

•

a public announcement of the change, which announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to an appropriate news agency.

Procedures for Tendering Outstanding Notes

General Procedures

A holder of outstanding notes may tender outstanding notes by delivering the following to the exchange agent on or prior to the expiration date:

•	certificates for the outstanding notes;

•	the letter of transmittal, properly completed and signed by you, together with any required signature guarantees; and

•	any other documents required by the letter of transmittal.

Alternatively, the holder may tender outstanding notes by following either the book-entry transfer procedures or guaranteed delivery procedures set forth below.

Tenders of outstanding notes will be accepted only in integral multiples of $1,000 principal amount. If less than all of the outstanding notes represented by a certificate delivered to the exchange agent are being tendered, a tendering holder should fill in the principal amount of outstanding notes being tendered in the appropriate box on the letter of transmittal. The entire amount of outstanding notes represented by a certificate delivered to an exchange agent will be deemed to have been tendered unless otherwise indicated in the letter of transmittal.

If any letter of transmittal, certificate for outstanding notes, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing and, unless waived by us, submit evidence reasonably satisfactory to us of the person’s authority to so act.

Any beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that nominee promptly if the beneficial owner wishes to participate in the exchange offer and instruct that nominee to tender outstanding notes on the beneficial owner’s behalf.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when these documents are actually received by the exchange agent. If delivery is by mail, we recommend that the holder use registered mail properly insured with return receipt requested. Alternatively, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent and should obtain proper insurance. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

Book-Entry Transfer

The exchange agent will make a request to establish an account at DTC with respect to outstanding notes for purposes of the exchange offer within two business days after the date of this prospectus. If this account is established, any financial institution that is a participant in DTC’s book-entry transfer facility system may make a book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfers. DTC participants that are accepting the exchange offer should transmit their acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery into the exchange agent’s account at DTC. DTC will then send confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC to the exchange agent for its acceptance and an agent’s message that DTC has received an express acknowledgement from the tendering holder that (1) the tendering holder has received and agrees to be bound by the terms of, and makes the representations and warranties contained in, the letter of transmittal and (2) we may enforce the letter of transmittal against that holder. Delivery of the book-entry confirmation and agent’s message by DTC will satisfy the terms of the exchange offer as to execution and delivery of a letter of transmittal by the tendering holder.

Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees

Endorsements certificates for outstanding notes tendered and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless:

•

a certificate for outstanding notes is registered in a name other than that of the person who signed the letter of transmittal and delivered the letter of transmittal with the certificate (except in the case of outstanding notes tendered for the account of an eligible guarantor institution); or

•	a registered holder completes either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the letter of transmittal.

In either of these cases, the certificates for outstanding notes must be endorsed or accompanied by a properly executed written instrument of transfer, with the endorsement or signature on the instrument of transfer and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by an eligible guarantor institution, including:

•	a commercial bank or trust company;

•	a broker, dealer, municipal securities broker or dealer or governmental securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association,

unless surrendered on behalf of such eligible institution. Please read carefully Instruction 1 in the letter of transmittal.

Guaranteed Delivery

If a holder desires to tender outstanding notes in the exchange offer and (1) that holder’s certificates for the outstanding notes are not immediately available; (2) that holder cannot deliver his, her or its certificates, the letter of transmittal and all other required documents to the exchange agent prior to the expiration date; or (3) that holder cannot complete the procedures for book-entry transfer on a timely basis, the holder may still tender the outstanding notes by complying with all of the following guaranteed delivery procedures:

•	the tender is made by or through an eligible guarantor institution (as defined in Rule 17Ad-15 under the Exchange Act);

•

on or prior to the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and signed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, delivered by hand or transmitted by facsimile or mail, and including a guarantee by the eligible guarantor institution, stating the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made by the notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, including a guarantee by an eligible guarantor institution; and

•

the certificates (or book-entry confirmation) representing all tendered outstanding notes, in proper form for transfer, together with a properly completed and signed letter of transmittal, with any required signature guarantees (or book-entry confirmation) and any other documents required by the letter of transmittal, must be received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

We will determine, in our reasonable judgment, all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tender of outstanding notes, and that determination will be final and binding on all parties. We reserve the right, in our reasonable judgment, to reject any tenders that we determine are not in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under the heading “— Conditions to the Exchange Offer” or any defect or irregularity in any tender of outstanding notes of any particular holder whether or not we waive similar defects or irregularities in the case of other holders.

Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties. No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to that tender have been cured or waived. Neither we, any of our affiliates or assigns, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any notification.

Representations of Holders Tendering Outstanding Notes

If a holder tenders outstanding notes in exchange for exchange notes, that holder will represent to us that:

•	the exchange notes are being acquired in the ordinary course of the holder’s business;

•	the holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

•	the holder is not an “affiliate” of us within the meaning of Rule 405 under the Securities Act;

•

the holder has full power and authority to tender, exchange, sell, assign and transfer the tendered outstanding notes and to acquire the exchange notes issuable upon the exchange of the tendered outstanding notes;

•	the holder is not a broker-dealer tendering outstanding notes acquired directly from us for its own account;

•	we will acquire good, marketable and unencumbered title to the outstanding notes tendered, free and clear of all liens, restrictions, charges and encumbrances, other than restrictions on transfer; and

•	the outstanding notes tendered for exchange are not and will not be subject to any adverse claims, rights restrictions or proxies.

Holders will also agree that they will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the outstanding notes tendered in the exchange offer or to transfer ownership of those outstanding notes on the account books maintained by DTC.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Acceptance for Exchange and Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will issue exchange notes to the exchange agent and exchange the exchange notes for outstanding notes validly tendered and not validly withdrawn promptly after the expiration date.

In all cases, we will issue exchange notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for the outstanding notes or a timely book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at the DTC;

•	the letter of transmittal, properly completed and signed, with any required signature guarantees; and

•	any other documents required by the letter of transmittal.

Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents are received by the exchange agent.

Any tendered outstanding notes not accepted for any reason will be returned without expense to the tendering holder promptly following expiration or termination of the exchange offer. If outstanding notes are tendered pursuant to the book-entry procedures described above, the outstanding notes will be credited to an account maintained by the holder with DTC for the outstanding notes, promptly after withdrawal, rejection of tender or termination of the exchange offer.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange outstanding notes validly tendered and not validly withdrawn if and when we give oral or written notice to the exchange agent of our acceptance. Any oral notice will be promptly confirmed in writing. Our acceptance for exchange of outstanding notes tendered through any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer described in this prospectus and the letter of transmittal. Acceptance by us of any tendered outstanding notes and the issuance of exchange notes in exchange for tendered outstanding notes will constitute full performance of our obligations under the registration rights agreement, and after acceptance by us, we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances.

The exchange agent will act as our agent for the purposes of receiving tenders of outstanding notes, letters of transmittal and related documents from tendering holders of outstanding notes, and as agent for tendering holders of outstanding notes for the purposes of receiving exchange notes from us, causing the outstanding notes to be assigned, transferred and exchanged for exchange notes and transmitting exchange notes to holders who validly tendered outstanding notes.

Withdrawal Rights

Except as otherwise provided in this prospectus and the letter of transmittal, tenders of outstanding notes may be withdrawn at any time on or prior to the expiration date.

For a withdrawal to be effective, a written or facsimile transmission of the notice of withdrawal must be timely received by the exchange agent at its address set forth below on or prior to the expiration date. Any notice of withdrawal must specify the name of the person who tendered the outstanding notes to be withdrawn, the principal amount of outstanding notes to be withdrawn and, if certificates for the outstanding notes have been tendered, the name of the registered holder of the outstanding notes on the certificates for those outstanding notes, if different from that of the person who tendered the outstanding notes.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the outstanding notes to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of outstanding notes tendered for the account of an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the book-entry procedures described above, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the expiration date by following any of the procedures described above under the heading “— Procedures for Tendering Outstanding Notes.”

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, in our reasonable judgment, and that determination will be final and binding on all parties. We reserve the right, in our reasonable judgment, to reject any withdrawal notices that we determine are not in proper form. Neither we, any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification. Any outstanding notes that have been tendered but that are validly withdrawn will be returned to the holder of those notes promptly after withdrawal.

Failure to Exchange Outstanding Notes for Exchange Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the transfer restrictions described in the outstanding notes and the indenture governing the outstanding notes, and, unless you are not eligible to participate in the exchange offer or your outstanding notes are not eligible to be exchanged for exchange notes, you will no longer be entitled to registration rights related to the outstanding notes. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or exempt from or offered or sold in a transaction not subject to registration. We do not plan to register the outstanding notes under the Securities Act after completion of the exchange offer unless required to do so pursuant to the registration rights agreement entered into at the time we issued and sold the original notes.

Upon completion of the exchange offer, due to the transfer restrictions on the outstanding notes and the absence of similar restrictions on the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes, and the ability to sell outstanding notes will be significantly limited.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes and will not be required to issue exchange notes in exchange for any outstanding notes. In addition, as described above, we may at any time terminate or amend the exchange offer, whether or not any outstanding notes have been tendered or accepted for exchange, or may waive any conditions of the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied and has not been waived before the expiration date:

•

there occurs a change in the current interpretation by the staff of the SEC that permits the exchange notes issued in exchange for outstanding notes in the exchange offer to be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers that acquired outstanding notes as a result of market-making or other trading activities or broker-dealers that acquired outstanding notes directly from us for resale under Rule 144A or another available exemption under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business, the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes and the holders are not our “affiliates” within the meaning of Rule 405 under the Securities Act;

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation has been adopted or enacted that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•

a stop order has been issued, or is threatened, by the SEC or any state securities authority with respect to the effectiveness of the registration statement of which this prospectus is a part, or with respect to the qualification of the indenture under the Trust Indenture Act;

•	any governmental approval has not been obtained, which approval we deem necessary for the consummation of the exchange offer as contemplated hereby; or

•	any change, or any development involving a prospective change, in our business or financial affairs has occurred that might materially impair our ability to proceed with the exchange offer.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us at any time. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time. In addition, we reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the exchange offer, whether or not any outstanding notes have been tendered or accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

If a waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act. We currently expect that each of the conditions will be satisfied and that no waiver of any condition will be necessary.

Resale of Exchange Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties in transactions unrelated to this exchange offer, we believe that holders of outstanding notes, other than any holder that is a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities, who exchange their outstanding notes for exchange notes in the exchange offer may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the exchange notes are acquired in the ordinary course of the holders’ business;

•	the holders are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

•	the holders are not our “affiliates” within the meaning of Rule 405 under the Securities Act; and

•	the holders are not broker-dealers tendering outstanding notes acquired directly from us for their own accounts.

However, the staff of the SEC has not considered the exchange offer contemplated by this prospectus in the context of a no-action letter, and we cannot assure you that it would make a similar determination with respect to this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

If any holder of outstanding notes is an affiliate of ours, has entered into or intends to enter into any arrangement or understanding with any other person to participate in the distribution of exchange notes to be acquired in the exchange offer, the holder may not rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.

Exchange Agent

We have appointed Wells Fargo Bank, N.A. as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses listed below. Questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery should be directed to the exchange agent by registered or certified mail, regular mail or overnight carrier, by facsimile or in person by hand delivery to the exchange agent as follows:

By Registered or Certified Mail, Regular Mail or

Overnight Carrier or in Person by Hand Delivery:

Wells Fargo Bank, N.A.

Attn: Todd Schulman

230 West Monroe Street

Suite 2900

Chicago, Illinois 60606

By Facsimile:

(312) 726-2158

To Confirm by Telephone:

(312) 845-9761

Any letter of transmittal sent by facsimile must be promptly followed by delivery of the original letter of transmittal to the above address. Delivery of the letter of transmittal to an address other than one listed above or transmission of instructions by facsimile other than as listed above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. This includes reasonable and customary fees to the exchange agent for its services and reimbursement for its reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes, and in handling or tendering for their customers. Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees.

Transfer Taxes

A holder who tenders outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the tender unless the holder instructs us to deliver exchange notes to, or issue exchange notes in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, in which case the amount of any applicable transfer tax, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of a transfer tax or exemption from payment of a transfer tax is not submitted with the letter of transmittal, the amount of the transfer tax will be billed directly to the tendering holder.

Accounting Treatment

The exchange notes will be recorded at the carrying value of the outstanding notes as reflected on our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the exchange of exchange notes for outstanding notes. Expenses incurred in connection with the issuance of the exchange notes will be amortized over the term of the exchange notes.

DESCRIPTION OF THE EXCHANGE NOTES

We have summarized the material provisions of the indenture and the exchange notes below. The following summary does not purport to be a complete description of the exchange notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the indenture, including any terms deemed to be a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used herein without definition have the respective meanings given such terms in the indenture. You may obtain a copy of the indenture upon request.

As used under this heading “Description of the Exchange Notes,” the words “company,” “we,” “our,” “ours” and “us” refer to USG Corporation, the issuer of the exchange notes, and not to any of its consolidated subsidiaries.

General

The terms of the exchange notes will be substantially identical to those of the outstanding notes, except:

•	the exchange notes will be registered under the Securities Act; and

•	the exchange notes will not contain the transfer restrictions or registration rights relating to the outstanding notes.

The exchange notes evidence the same indebtedness as the outstanding notes, which they replace. The exchange notes will be issued under, and entitled to the benefits of, an indenture dated as of November 1, 2006 between us and Wells Fargo Bank, National Association, as trustee.

The exchange notes will be our general unsecured and senior obligations. We are initially offering the exchange notes in the principal amount of $500 million. We may, without the consent of the holders, issue additional exchange notes and thereby increase that principal amount in the future, on the same terms and conditions (other than the issue price, interest accrual date and, in some cases, the first interest payment date) and with the same CUSIP number as the exchange notes we offer by this prospectus.

The exchange notes will be issued in denominations of $1,000 and in integral multiples of $1,000 and will mature on November 15, 2016. The exchange notes will bear interest at a rate of 6.30% per year from November 17, 2006 or from the most recent interest payment date on which we paid or provided for interest on the outstanding notes. We will pay interest on the exchange notes on each May 15 and November 15, beginning May 15, 2007, to the person listed as the holder of the exchange notes (or any predecessor notes) in the security register at the close of business on the preceding May 1 or November 1, as the case may be.

If any interest payment date or the maturity date falls on a day that is not a Business Day, then the payment will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which commercial banks are open for business in New York, New York.

Ranking

The exchange notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. If the indebtedness under our credit agreement becomes secured by any of our assets, the exchange notes would be effectively subordinated to such indebtedness to the extent of the value of the assets securing such indebtedness. While the indebtedness under our credit agreement is not currently secured, the covenant described under the heading “— Covenants Contained in the Indenture — Limitation on Liens” below does not limit or establish conditions on our ability to secure such indebtedness.

Optional Redemption

We may redeem the exchange notes in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the exchange notes to be redeemed; and

•

the sum of the present value of the remaining scheduled payments of principal and interest on the exchange notes being redeemed on the redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the heading “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the exchange notes that would be utilized at the time of selection in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the exchange notes.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker is unable to obtain five such Reference Treasury Dealer Quotations, the average of all such quotations obtained by the Independent Investment Banker.

“Independent Investment Banker” means either Banc of America Securities LLC or Citigroup Global Markets Inc., and their respective successors, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after approval by us.

“Reference Treasury Dealer” means (1) each of Banc of America Securities LLC and Citigroup Global Markets Inc., or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, which we refer to as a “Primary Treasury Dealer,” we will substitute another Primary Treasury Dealer and (2) any three other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Holders of exchange notes to be redeemed will be sent a redemption notice by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the exchange notes are to be redeemed, the trustee will select, not more than 60 days and not less than 30 days before the redemption date, the particular exchange notes or portions of the exchange notes for redemption from the outstanding exchange notes not previously called by such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange notes or portions of the exchange notes called for redemption.

Repurchase upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the exchange notes as described above, we will make an offer to each holder of exchange notes to repurchase all or any part (in integral multiples of $1,000) of that holder’s exchange notes at a repurchase price in cash equal to 101% of the aggregate principal amount of exchange notes repurchased plus any accrued and unpaid interest on the exchange notes repurchased to the date of purchase. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase exchange notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, or the Exchange Act, and any other securities laws and regulations under the Exchange Act, to the extent those laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase event provisions of the exchange notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the exchange notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, we will, to the extent lawful:

•	accept for payment all exchange notes or portions of exchange notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all exchange notes or portions of exchange notes properly tendered; and

•

deliver or cause to be delivered to the trustee the exchange notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of exchange notes being purchased by us.

The paying agent will promptly mail to each holder of exchange notes properly tendered the purchase price for the exchange notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any exchange notes surrendered; provided, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the exchange notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all exchange notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means the exchange notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the exchange notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed to constitute a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the rating agency or agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its or our request that the ratings reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investor Services Inc.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the exchange notes or fails to make a rating of the exchange notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Sinking Fund

The exchange notes will not have the benefit of any sinking fund.

Covenants Contained in the Indenture

Limitation on Liens

The indenture provides that, so long as any of the exchange notes remains outstanding, we will not and will not permit any Restricted Subsidiary to issue, assume or guarantee any indebtedness for money borrowed (“indebtedness”) that is secured by a mortgage, pledge, security interest or other lien or encumbrance (a “lien”) upon or with respect to any Principal Property or on the capital stock of any Restricted Subsidiary unless:

•	we secure the exchange notes equally and ratably with (or prior to) any and all other obligations and indebtedness secured by that lien; or

•

the aggregate amount of all of our consolidated indebtedness secured by liens (other than permitted liens) on our Principal Properties or on the capital stock of our Restricted Subsidiaries, including all Attributable Debt in respect of sale and leaseback transactions existing at that time, would not exceed the greater of 15% of our Consolidated Net Tangible Assets and $200,000,000, with the exception of transactions that are not subject to the limitation described in “Limitation on Sale and Leaseback Transactions” below.

The above limitation will not apply to some types of permitted liens. Therefore, the indebtedness secured by those permitted liens is excluded in computing indebtedness for purposes of this limitation. These permitted liens include:

•	liens existing as of the date of the indenture;

•	liens on property or assets of, or any shares of stock or securing indebtedness of, any corporation existing at the time such corporation becomes a consolidated subsidiary;

•

liens on property, assets, shares of stock or securing indebtedness existing at the time of an acquisition, including an acquisition through merger or consolidation, and liens to secure indebtedness incurred prior to, at the time of or within 180 days after the later of the completion of the acquisition, or the completion of the construction, improvement or renovation and commencement of the operation of, any such property, for the purpose of financing all or any part of the purchase price or construction cost of that property;

•	liens to secure specified types of development, operation, construction, alteration, repair or improvement costs;

•	liens in favor of, or which secure indebtedness owing to, us or a consolidated subsidiary;

•	liens in connection with government contracts, including the assignment of moneys due or to come due on those contracts;

•	certain types of liens in connection with legal proceedings and judgments;

•	certain types of liens arising in the ordinary course of business and not in connection with the borrowing of money such as mechanics’, materialmen’s, carriers’, landlord’s or other similar liens;

•	liens on property securing obligations issued by a domestic governmental issuer to finance the cost of an acquisition or construction of that property;

•	extensions, substitutions, replacements or renewals of the foregoing if the principal amount of the indebtedness secured thereby is not increased and is not secured by any additional assets;

•

liens currently or hereafter existing or arising securing indebtedness or any other obligations under the senior credit facility or any renewals, amendments, increases, extensions, replacements or refinancings thereof;

•	liens arising from the granting of a license to any person in the ordinary course of business; provided that such liens attach only to the assets subject to such license;

•	liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

•

liens incurred with respect to rights of agents for collection for us under assignments of chattel paper, accounts, instruments or general intangibles for purposes of collection in the ordinary course of business;

•	liens existing or deemed to exist in connection with securitization transactions;

•	liens on our stock to secure payment of the $10 million promissory note and $3.05 billion contingent payment note payable to the section 524(g) asbestos trust;

•	liens securing obligations under swap agreements and related netting agreements;

•	liens created by sales contracts on assets subject to such contract;

•	liens consisting of the interest of any lessee under any lease or sublease on such property;

•	liens attaching or resulting in connection with any letter of intent or purchase agreement relating to such property;

•	liens for taxes, assessments or other governmental charges; and

•	easements, zoning restrictions, rights of way and similar encumbrances on real property that do not secure monetary obligations.

Limitation on Sale and Leaseback Transactions

The indenture provides that, so long as any of the exchange notes remains outstanding, neither we nor any Restricted Subsidiary may enter into any arrangement with any person (other than among ourselves and/or our Restricted Subsidiaries) where we or a Restricted Subsidiary agree to lease any Principal Property which has been or is to be sold or transferred more than 180 days after the later of (1) such Principal Property has been acquired by us or a Restricted Subsidiary and (2) completion of construction and commencement of full operation thereof, by us or a Restricted Subsidiary to that person (a “Sale and Leaseback Transaction”). Sale and Leaseback Transactions with respect to facilities financed with specified tax exempt securities are excepted from the definition. This covenant does not apply to leases of a Principal Property for a term of less than three years.

This limitation also does not apply to any Sale and Lease-Back Transaction if:

•	the net proceeds to us or a Restricted Subsidiary from the sale or transfer equal or exceed the fair value, as determined by our board of directors, of the Principal Property so leased;

•

we or the Restricted Subsidiary could incur indebtedness secured by a lien on the Principal Property to be leased pursuant to the terms discussed in “Limitation on Liens” above in an amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction without equally and ratably securing the senior debt securities; or

•

we or our Restricted Subsidiaries within 180 days after the effective date of the Sale and Leaseback Transaction apply an amount equal to the fair value as determined by our board of directors of the Principal Property so leased to:

•

the prepayment or retirement of our Funded Debt, which may include debt securities; provided, however, that in lieu of applying all or any part of such net proceeds or fair market value to such retirement, we may at our option (1) deliver to the Trustee exchange notes previously purchased or otherwise acquired by us or (2) receive credit for exchange notes previously redeemed by us, which, in either case, have not previously been applied by us in lieu of retiring Funded Debt as required pursuant to this restriction. If we shall so deliver such exchange notes to the Trustee (or receive credit for exchange notes so delivered), the amount of cash which we shall be required to apply to the retirement of Funded Debt pursuant to this restriction shall be reduced by an amount equal to the aggregate principal amount of such exchange notes; or

•	the acquisition of additional real property.

Certain Definitions

The terms set forth below are defined in the indenture as follows:

“Attributable Debt,” in respect of the Sale and Leaseback Transactions described above, means as of any particular time, the present value, calculated using a rate of interest implicit in such transaction determined in accordance with generally accepted accounting principles in the United States, of the obligation of a lessee for rental payments during the remaining term of any lease, including any period for which that lease has been extended or may, at the option of the lessor, be extended after excluding all amounts required to be paid in respect of maintenance and repairs, insurance, taxes, assessments, water and utility rates, management fees and similar charges.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, reduced by applicable reserves and other properly deductible items, after deducting:

•	all current liabilities, excluding the current portion of any Funded Debt and any other current liabilities constituting Funded Debt because it is extendible or renewable; and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles,

all as set forth on our books and records and those of our consolidated subsidiaries and computed in accordance with generally accepted accounting principles in the United States.

“Funded Debt” means all indebtedness (other than intercompany indebtedness among us and our subsidiaries) for the repayment of money borrowed, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, having a final maturity of more than 12 months after the date of its creation or having a final maturity of less than 12 months after the date of its creation but by its terms being renewable or extendible beyond 12 months after such date at the option of the borrower (excluding obligations under Capital Leases). When determining “Funded Debt,” indebtedness will not be included if, on or prior to the final maturity of that indebtedness, we have deposited the necessary funds for the payment, redemption or satisfaction of that indebtedness in trust with the proper depositary.

“Principal Property” means, as of any date any lien thereon is to become effective, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing or production (other than any such land, building, structure or other facility or portion thereof which is a pollution control facility or sewage or waste disposal facility), in each case located in the United States, and owned or leased or to be owned or leased by us or any consolidated subsidiary, and in each case the net book value of which as of that date exceeds 1% of our Consolidated Net Tangible Assets as shown on the consolidated balance sheet contained in our then latest filing with the SEC, other than any such land, building, structure or other facility or portion thereof which is financed through the issuance of tax-exempt government obligations or which in the opinion of our board of directors, is not of material importance to the total business conducted by us and our consolidated subsidiaries, considered as one enterprise.

“Restricted Subsidiary” means a subsidiary of our company that owns a Principal Property.

Restrictions on Mergers and Sales of Assets

The indenture permits a consolidation or merger between us and another entity and/or the sale or transfer by us of all or substantially all of our property and assets, provided that:

•

the resulting or acquiring entity, if other than us, is organized and existing under the laws of a U.S. jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the exchange notes and performance of the covenants in the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists;

•

as a result of such transaction, our properties or assets or Restricted Subsidiaries’ properties or assets would become subject to a lien not permitted pursuant to the provisions discussed above under the heading “— Limitation on Liens” without equally and ratably securing the exchange notes, steps shall have been taken to secure the exchange notes equally and ratably with all indebtedness secured by such lien; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the exchange notes.

Notwithstanding the foregoing provisions, we may transfer all of our property and assets to another corporation if, immediately after giving effect to the transfer, such corporation is our Wholly Owned Restricted Subsidiary (as defined below).

The term “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary in which we and/or our other wholly owned restricted subsidiaries own all of the outstanding capital stock (other than directors’ qualifying shares).

Modification and Waiver

Under the indenture, certain of our rights and obligations and certain of the rights of the holders of the exchange notes may be modified or amended with the consent of the holders of not less than a majority of the total principal amount of the outstanding exchange notes affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in the principal amount of, or premium or interest on, any note;

•	a change in place of payment where, or the currency in which, any payment on the exchange notes is payable;

•	an impairment of a holder’s right to sue us for the enforcement of payments due on the exchange notes; or

•

a reduction in the percentage of outstanding exchange notes required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

Under the indenture, the holders of at least a majority of the total principal amount of the outstanding exchange notes may, on behalf of all holders of the exchange notes:

•	waive compliance by us with certain restrictive provisions of the indenture; and

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of, or any premium or interest on, any exchange notes; or

•	a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding note.

Events of Default

“event of default,” when used in the indenture, means any of the following:

•	failure to pay interest on any exchange notes for 30 days after the payment is due;

•	failure to pay the principal of, or any premium on, any note when due;

•

failure to perform any other covenant in the indenture that applies to the exchange notes for 60 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•

there occurs any default under any debt of the Company having an outstanding principal amount in excess of $50 million in the aggregate which, as a result thereof, the holder(s) of such debt or a trustee or agent acting on their behalf have declared such debt to be due prior to its stated maturity date, or the Company is required to repurchase or redeem such debt prior to its stated maturity and, in either case, such debt has not been discharged in full or such acceleration or redemption has not been rescinded or annulled within 30 days of the effectiveness thereof; or

•	certain events in bankruptcy, insolvency or reorganization.

If an event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding exchange notes may declare the entire principal of all the exchange notes to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the exchange notes will become due and payable immediately without any act on the part of the trustee or holders of the exchange notes. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding exchange notes can, subject to conditions, rescind the declaration.

The indenture requires us to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officer, no defaults exist under the terms of the indenture. The trustee may withhold notice to the holders of exchange notes of any default, except defaults in the payment of principal, premium, interest, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.

The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of exchange notes, unless the holders offer the trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding exchange notes may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee.

The holder of an exchange note will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the outstanding exchange notes have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding exchange notes during those 60 days.

However, the holder of any exchange note will have an absolute right to receive payment of principal of, and any premium and interest on, the exchange note when due and to institute suit to enforce this payment.

Defeasance and Discharge

Defeasance and Discharge

We will be discharged from our obligations on the exchange notes if:

•

we deposit with the trustee, in trust, sufficient money or U.S. Government Obligations, or a combination, to pay the principal, any interest, any premium and any other sums due on the exchange notes, on the dates the payments are due under the indenture and the terms of the exchange notes;

•

we deliver to the trustee an opinion of counsel that states that the holders of the exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

•

we deliver to the trustee an opinion of counsel that states that if the exchange notes are listed on any domestic or foreign securities exchange, the exchange notes will not be delisted as a result of the deposit.

The term “U.S. Government Obligations” means direct obligations of the United States of America backed by the full faith and credit of the United States.

In the event that we deposit money and/or U.S. Government Obligations in trust and discharge our obligations under exchange notes as described above, then:

•

the indenture will no longer apply to the exchange notes; however, certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of exchange notes, to replace lost, stolen or mutilated exchange notes and to maintain paying agencies and the trust funds will continue to apply; and

•	holders of exchange notes can only look to the trust fund for payment of principal of, or any premium or interest on, the exchange notes.

Defeasance of Certain Covenants and Certain Events of Default

If we make the deposit and deliver the opinion of counsel described under the heading “— Defeasance and Discharge” above, we will not have to comply with the restrictive covenants contained in the indenture.

In the event of a defeasance, our obligations under the indenture and the exchange notes, other than with respect to the restrictive covenants and related events of default specifically referred to above, will remain in effect.

If we exercise our option not to comply with the covenants listed above and the exchange notes become immediately due and payable because an event of default has occurred, other than as a result of the event of default specifically referred to above, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the exchange notes on the date the payments are due under the indenture and the terms of the exchange notes, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments.

Substitution of Collateral

We can, at any time, withdraw any money or U.S. Government Obligations deposited pursuant to the defeasance provisions described above if we simultaneously substitute other money and/or U.S. Government Obligations which would satisfy our payment obligations on the exchange notes pursuant to the defeasance provisions applicable to the exchange notes.

Global Notes and Book-Entry System

Exchange notes initially issued in exchange for outstanding notes will be in book-entry form and will be represented by one or more permanent global certificates in fully registered form without interest coupons (the “Global Notes”) and will be deposited with the trustee as custodian for a depositary (the “Depositary”), which shall initially shall be DTC, and registered in the name of Cede & Co. as nominee of DTC or another nominee designated by DTC (such nominee being referred to herein as the “Global Note Holder”).

Beneficial interests in the Global Notes may not be exchanged for Certificated Notes (as defined below) except in the circumstances described below.

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (“Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (“Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants. Pursuant to procedures established by DTC, ownership of the exchange notes will be shown on, and the transfer of ownership of the exchange notes will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants (with respect to the interests of Indirect Participants).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the exchange notes will be limited to such extent.

So long as the Global Note Holder is the registered owner of any exchange notes, the Global Note Holder will be considered the sole Holder of outstanding exchange notes represented by such Global Notes under the indenture. Except as provided below, owners of exchange notes will not be entitled to have the exchange notes registered in their names and will not be considered the owners or holders there of those exchange notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those exchange notes.

Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the exchange notes (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by Participants and Indirect Participants to the beneficial owners of the exchange notes will be governed by standing instructions and customary practice and will be the responsibility of Participants or Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the trustee and confirmation of that beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive form (“Certificated Notes”). Upon any such issuance, the trustee is required to register these notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). These notes would be issued in fully registered form and be subject to any transfer restrictions and other procedures applicable to beneficial interests in such other Global Notes for as long as it remains a beneficial interest.

If the Depositary for the exchange notes represented by a Global Note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the Global Note that had been held by the Depositary. In addition, the indenture permits us at any time and in our sole discretion to decide not to have the exchange notes represented by one or more Global Notes. DTC has advised us that, under its current practices, it would notify its Participants of our request, but will only withdraw beneficial interest from the Global Notes at the request of each Participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any exchange notes issued in definitive form in exchange for the Global Notes will be registered in the name or names that the Depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the Depositary’s instructions will be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in the Global Note that had been held by the Depositary.

Neither we nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of the exchange notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Notices

We will give notices by mail to holders at the addresses listed in the security register.

Replacement of Securities

We will replace any mutilated security at the holder’s expense upon surrender of the security to the trustee. We will replace securities that become destroyed, stolen or lost at the holder’s expense upon delivery to the trustee of the security or evidence of the destruction, loss or theft satisfactory to us and the trustee. In the case of a destroyed, lost or stolen security, an indemnity satisfactory to the trustee and us may be required at the holder’s expense before we will issue a replacement security.

Governing Law

The indenture and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture. From time to time, we maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of business.

REGISTRATION RIGHTS

As part of the sale of the outstanding notes, we entered into a registration rights agreement, dated November 17, 2006, with the initial purchasers in the offering of the outstanding notes in which we agreed to conduct an exchange offer for the outstanding notes or, under certain circumstances, to file a shelf registration statement relating to resales of the outstanding notes, as described below.

Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, including definitions of some of the terms used in it.

Exchange Offer

We agreed in the registration rights agreement to:

•	file a registration statement relating to a registered exchange offer for the original notes with the SEC no later than 150 days after the date that the outstanding notes were first issued;

•

use our reasonable best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act no later than the 210 days after the outstanding notes were first issued;

•	use our reasonable best efforts to cause the exchange offer registration statement to remain effective until the closing of the exchange offer; and

•	use our reasonable best efforts to complete the exchange offer no later than 240 days after the date that the outstanding notes were first issued.

We agreed to keep the exchange offer open for at least 20 business days but no more than 30 business days after the date notice of the exchange offer is mailed to the holders of the outstanding notes. During the exchange offer, we will offer to all holders of the outstanding notes who are legally eligible to participate in the exchange offer the opportunity to exchange their outstanding notes for exchange notes.

We have filed the registration statement of which this prospectus is a part and are making this exchange offer to satisfy our obligations under the registration rights agreement.

See “The Exchange Offer” for a description of the exchange offer, the procedures for receiving exchange notes in exchange for outstanding notes and conditions to the exchange offer.

Shelf Registration

In certain circumstances discussed below, we may be required to file a shelf registration statement to permit certain holders of outstanding notes or exchange notes to resell their securities periodically without being limited by the transfer restrictions.

We will only be required to file a shelf registration statement if:

•

after the date the outstanding notes were issued, there is a change in law or applicable interpretations of the law by the staff of the SEC, and as a result we are not permitted to effect the exchange offer as contemplated by the Registration Rights Agreement;

•	for any reason the exchange offer is not consummated within 240 days after the date that the outstanding notes were issued;

•

within 30 days after the consummation of the exchange offer, any initial purchaser in the offering of the outstanding notes so requests with respect to outstanding notes that are not eligible to be exchanged for exchange notes in the exchange offer and are held by the requesting initial purchaser after consummation of the exchange offer;

•

any holder (other than an initial purchaser) is not eligible to participate in the exchange offer and that holder delivers to us a written request within 30 days after the consummation of the exchange offer; or

•

in the case of any initial purchaser that participated in the exchange offer or that acquired exchange notes directly from us in exchange for outstanding notes constituting any portion of an unsold allotment but that did not receive freely tradeable exchange notes in exchange for those outstanding notes, that initial purchaser delivers to us a written request within 30 days after the consummation of the exchange offer.

If a shelf registration statement is required, we will:

•	file the shelf registration statement with the SEC as promptly as reasonably practicable;

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act by the SEC within 90 days after requested or required to be filed; and

•

use our reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of two years after the date on which the shelf registration statement is declared effective by the SEC or the date upon which all of the outstanding notes or exchange notes covered by the shelf registration statement have been sold or cease to be outstanding.

Notwithstanding the foregoing, during any 12-month period we may, by notice to holders of outstanding notes or exchange notes registered under the shelf registration statement, suspend the availability of a shelf registration statement and the use of the related prospectus for up to 45 days in any three-month period or 90 days in any 12-month period upon the occurrence or existence of any pending corporate development or any other material event that, in our reasonable judgment, makes it appropriate to suspend the availability of the shelf registration statement and related prospectus. Each holder of outstanding notes or exchange notes registered under the shelf registration statement will be required to suspend the use of the prospectus and not sell any outstanding notes or exchange notes pursuant to the shelf registration statement upon receipt from us of such notice until advised by us.

The shelf registration statement will permit only certain holders to resell their outstanding notes or exchange notes from time to time. In particular, such holders must:

•	provide certain information in connection with the registration statement; and

•	agree in writing to be bound by all provisions of the Registration Rights Agreement (including certain indemnification obligations).

A holder who sells outstanding notes or exchange notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. If we are required to file a shelf registration statement, we will provide to each holder of the outstanding notes or exchange notes to be registered under the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each such holder when the shelf registration statement becomes effective. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations).

Additional Interest

If a Registration Default (as defined below) occurs, then we will be required to pay additional interest to each holder of Registrable Notes (as defined below). During the first 60-day period that a Registration Default occurs and is continuing, we will pay additional interest on the Registrable Notes at a rate of 0.25% per year. If a Registration Default occurs and continues for a period of more than 60 days, then the amount of additional interest we are required to pay on the Registrable Notes will increase, effective from and after the 61st day in such period, by an additional 0.25% per year until all Registration Defaults have been cured or the original notes or exchange notes become freely tradable under the Securities Act.

A “Registration Default” would occur if:

•	we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

•	any such registration statement is not declared effective by the SEC on or prior to the date specified by which we must our reasonable best efforts to cause such effectiveness; or

•

any such registration statement has been declared effective but thereafter ceases to be effective at any time at which it is required to be effective under the Registration Rights Agreement, except as a result of the exercise by us of our right to suspend use of the shelf registration statement and the related prospectus as described under “— Shelf Registration” above.

“Registrable Notes” means (1) the outstanding notes other than those that have been (a) registered under a registration statement and disposed of in accordance with the registration statement or (b) distributed to the public pursuant to Rule 144 under the Securities Act and (2) any exchange notes that resale of which by the holder of those exchange notes requires compliance with the prospectus delivery requirements of the Securities Act.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

This summary discusses the material U.S. federal income tax consequences of the exchange offer to holders who exchange their outstanding notes for exchange notes in the exchange offer and of the ownership and disposition of exchange notes to holders of exchange notes. This summary:

•	does not purport to be a complete analysis of all the potential tax considerations relating to the exchange offer or the ownership and disposition of exchange notes;

•

is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect;

•	is applicable only to beneficial owners that held outstanding notes and will hold exchange notes as “capital assets,” within the meaning of section 1221 of the Code;

•	may not apply to the purchase, ownership and disposition of any additional notes, which may be issued under the indenture from time to time;

•

does not discuss all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as financial institutions, tax-exempt entities, holders whose functional currency is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, persons holding outstanding notes as part of a hedge, straddle or other integrated transaction or persons who have ceased to be U.S. citizens or to be taxed as resident aliens; and

•	does not address any state, local, or non-U.S. tax considerations or any U.S. federal tax other than the income tax, including the U.S. federal gift tax and estate tax.

We have not sought any ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel with respect to this summary, and we cannot assure you that the IRS will agree with it. You are urged to consult with your own tax advisor about the application of the U.S. federal income tax laws to your particular situation as well as any consequences of the exchange under the tax laws of any state, local or foreign jurisdiction.

As used in this summary, “U.S. holder” means a beneficial owner of an exchange note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source of income; or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons,” as defined under section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) in respect of a trust that is subject to certain grandfather rules, a valid election is in effect in respect of such trust.

The term “non-U.S. holder” means a beneficial owner of an exchange note that is a nonresident alien individual or a corporation, trust or estate that is not a U.S. holder.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds notes, then the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partners and partnerships are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

Exchange of Outstanding Notes for Exchange Notes

Your acceptance of the exchange offer and your exchange of outstanding notes for exchange notes will not be taxable for U.S. federal income tax purposes because the exchange notes will not differ materially in kind or extent from the outstanding notes. Rather, the exchange notes you receive will be treated as a continuation of your investment in the outstanding notes. Accordingly, (1) you will not recognize gain or loss upon the exchange of outstanding notes for exchange notes pursuant to the exchange offer, (2) your tax basis in the exchange notes will be the same as your adjusted tax basis in the outstanding notes immediately before the exchange and (3) your holding period for the exchange notes will include the holding period for the outstanding notes exchanged for the exchange notes. There will be no U.S. federal income tax consequences to holders that do not exchange their outstanding notes pursuant to the exchange offer.

Ownership and Disposition of Exchange Notes by U.S. Holders

This discussion is a summary of the U.S. federal income tax consequences that will apply to U.S. holders of exchange notes received pursuant to the exchange offer. Certain U.S. federal income tax consequences applicable to non-U.S. holders of exchange notes are described under the heading “— Material Tax Consequences to Non-U.S. Holders Related to Owning and Disposing of Exchange Notes” below.

Stated Interest

Stated interest on the notes generally will be treated as “qualified stated interest” for U.S. federal income tax purposes and taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with that holder’s method of accounting for U.S. federal income tax purposes.

Market Discount

A U.S. holder who purchased an outstanding note for an amount that is less than its stated principal amount will be treated as having purchased the note with “market discount” unless the discount is less than a specified de minimis amount. Under the market discount rules, a U.S. holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of an exchange note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. holder’s acquisition of the note to the maturity date of the notes, unless the U.S. holder made an election to accrue market discount on a constant yield basis. Accrued market discount on outstanding notes that has not previously been included in income by a U.S. holder should carry over to the exchange notes received in exchange therefor. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity date or certain earlier dispositions.

A U.S. holder may elect to include market discount in income currently as it accrues on either a ratable or a constant yield basis, in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions will not apply. Currently included market discount is generally treated as ordinary interest income for U.S. federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

Amortizable Bond Premium

A U.S. holder who purchased an outstanding note for an amount that is greater than the sum of all remaining payments on the note other than stated interest will be treated as having purchased that note with “amortizable bond premium” in an amount equal to such excess. Amortizable bond premium on outstanding notes should carry over to the exchange notes received in exchange therefor. A U.S. holder may elect, under section 171(c) of the Code, to amortize this premium using a constant yield method over the remaining term of the notes and generally may offset interest in respect of the note otherwise required to be included in income by the amortized amount of the premium for the taxable year. A U.S. holder that elects to amortize bond premium must reduce its tax basis in its note by the amount of the premium amortized in any taxable year. An election under section 171(c) is binding once made and applies to all bonds held by the holder at the beginning of the first taxable year to which this election applies and to all bonds thereafter acquired.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Exchange Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, a U.S. holder generally will recognize taxable gain or loss. The amount of such gain or loss generally will be measured by the difference, if any, between the amount realized on such disposition, other than amounts representing accrued but unpaid interest, which will be taxable as such, and the U.S. holder’s adjusted tax basis in the sold, exchanged, redeemed, retired or disposed notes.

A U.S. holder’s adjusted tax basis in a note generally will equal such holder’s initial investment in such note, (1) increased by any market discount with respect to such note that the holder included in income, (2) decreased by the amount of any principal payments and other payments on the note that are not deemed to be qualified stated interest payments received by such holder and (3) decreased by any premium amortized by such holder with respect to such notes.

Subject to the market discount rules described above, gain or loss recognized on the disposition of a note generally will be capital gain or loss and, if the holder held the disposed note for more than one year at the time of disposition, long-term capital gain or loss. Subject to certain exceptions, holders cannot use capital losses to offset their ordinary income. To the extent that the amount realized is attributable to accrued but unpaid interest, such amount will be taxable as interest, as described under the heading “— Stated Interest” above.

Ownership and Disposition of Exchange Notes by Non-U.S. Holders

The following is a summary of the U.S. federal income and withholding tax consequences generally applicable to non-U.S. holders of exchange notes received pursuant to the exchange offer. If you are a non-U.S. holder, then we encourage you to consult your own tax advisors to determine the U.S. federal, state and local and any non-U.S. and other tax consequences that may be relevant to you.

Interest

Subject to the discussion below, payments made and accruals of interest on the notes to a non-U.S. holder generally will be exempt from U.S. federal income and withholding tax, provided that:

•	such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States;

•

the non-U.S. holder does not actually or constructively, under applicable attribution rules, own 10% or more of the total combined voting power of all classes of the stock of USG that is entitled to vote, within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3) of the Code;

•	the non-U.S. holder is not a “controlled foreign corporation” that is directly or indirectly related to us through stock ownership, within the meaning of the applicable sections of the Code; and

•

the non-U.S. holder provides its name and address and certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN or other applicable form that such holder is not a U.S. person for U.S. federal income tax purposes.

The certification described in the last clause above may be provided by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business. This certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such qualified intermediary has entered into a withholding agreement with the

IRS and other conditions are satisfied. Special certification rules apply to non-U.S. holders that are partnerships or other pass-through entities treated as partnerships for U.S. federal income tax purposes.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to U.S. federal withholding tax on interest payments at a gross rate of 30% unless (1) if provided in an applicable income tax treaty and the non-U.S. holder so certifies, under penalty of perjury, on a properly executed and delivered IRS Form W-8BEN or other applicable form, such lower rate or exemption or (2) the interest is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and the non-U.S. holder so certifies under penalty of perjury on a properly executed and delivered IRS Form W-8ECI or other applicable form. In the latter case, interest will instead be subject to U.S. federal income tax based on the non-U.S. holder’s net effectively connected income generally in a similar manner as if it were received by a U.S. holder, except as otherwise provided by an applicable income tax treaty.

Corporate non-U.S. holders receiving interest income that is effectively connected with that holder’s conduct of a trade or business within the U.S. may also be subject to an additional “branch profits” tax at a 30% rate or, if specified by an applicable income tax treaty, a lower rate on that holder’s earnings and profits for the taxable year that are effectively connected with such holder’s conduct of a trade or business within the United States, subject to adjustments. For this purpose, interest on the notes that is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States would be included in that holder’s earnings and profits.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Exchange Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of an exchange note, unless:

•

that gain is effectively connected with the conduct of a trade or business within the United States by the holder (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•

in the case of a non-U.S. holder who is a nonresident alien individual who is present in the United States for a total of 183 days or more during the tax year of the sale or other disposition of the note and certain other conditions are met.

A non-U.S. holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale or other disposition as if such holder were a United States person, except as otherwise required by an applicable income tax treaty. If such a non-U.S. holder is a corporation, then it may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate or, if so specified by an applicable income tax treaty, a lower rate, as described under the heading “— Interest” above.

A non-U.S. holder described in the second bullet point above will generally be subject to tax at a gross rate of 30% on the amount by which that holder’s capital gains allocable to U.S. sources, including gain from the sale, exchange, redemption, retirement or other disposition of notes, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable tax treaty.

To the extent that the amount realized on any sale, exchange, redemption, retirement or other taxable disposition of notes is attributable to accrued but unpaid interest, this amount will be treated as such and as described under the heading “— Interest” above.

Information Reporting and Back-Up Withholding

U.S. Holders

Certain non-exempt U.S. holders may be subject to information reporting in respect of any payments that we may make or are made on our behalf on the notes and the proceeds of any sale or other disposition of the notes (other than the exchange of outstanding notes for exchange notes). In addition, backup withholding, currently at a rate of 28%, may apply, if the U.S. holder (1) fails to supply a taxpayer identification number and certain other information, certified under penalty of perjury, in the manner prescribed by applicable law, (2) fails to certify that the holder is eligible for an exemption from backup withholding or (3) otherwise fails to comply with the applicable withholding tax rules. Any amounts withheld under the backup withholding rules generally are allowable as a refund or a credit against the U.S. holder’s federal income tax liability upon furnishing the required information on a timely basis to the IRS.

Non-U.S. Holders

We will, where required, report to non-U.S. holders and to the IRS the amount of any principal and interest paid on the notes and the amount of tax, if any, withheld in respect of those payments. Copies of these information returns may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides or is organized.

Backup withholding tax, currently at a rate of 28%, will not apply to payments of interest with respect to which either the requisite certification that the non-U.S. holder is not a “United States person” for U.S. federal income tax purposes, as described under the heading “— Ownership and Disposition of Exchange Notes by Non-U.S. Holders — Interest” above, has been received or an exemption has been otherwise established, provided that neither we nor our paying agent have actual knowledge or reason to know that the non-U.S. holder is a United States person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Payments on the sale, exchange or other disposition of notes effected through an office of a broker outside the United States to an offshore account maintained by a non-U.S. holder are generally not subject to information reporting or backup withholding. However, if the broker is either a United States person, a “controlled foreign corporation,” a non-U.S. person 50% or more of whose gross income is effectively connected with trade or business within the United States for a specified three-year period, a non-U.S. partnership with significant ownership by United States persons, a non-U.S. partnership that is engaged in the conduct of a trade or business within the United States at any time during its taxable year or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge or reason to know that the beneficial owner is a United States person that is not an exempt recipient.

Information reporting and backup withholding will apply to payments effected at a U.S. office of any U.S. or foreign broker, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a United States person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

Backup withholding does not represent an additional income tax. Any amounts withheld under the backup withholding rules generally are allowable as a refund or credit against the non-U.S. holder’s U.S. federal income tax liability upon furnishing the required information on a timely basis to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for outstanding notes where those outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. For a period of 90 days after the expiration of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any broker-dealer for use in connection with these resales.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale at market prices prevailing at the time of the resale, at prices related to these prevailing market prices or negotiated prices. Any resales of exchange notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of those exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an underwriter under the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on any resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter under the Securities Act.

For a period of 90 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the exchange notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes offered by this prospectus will be passed upon for us by Jones Day, Chicago, Illinois.

EXPERTS

The financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from USG Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated in this prospectus by reference (which report on the financial statements and financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for asset retirement obligations due to USG Corporation’s adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirements” as of December 31, 2005, a change in the method of accounting for share-based compensation due to USG Corporation’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” as of January 1, 2006, and a change in the method of accounting for defined benefit pension and other postretirement plans due to USG Corporation’s adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060. In addition, we post our filed documents on our website at http://www.usg.com. Except for the documents incorporated by reference into this prospectus, the information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in this prospectus unless the information incorporated by reference was filed after the date of this prospectus. We incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2006; and

•	our current reports on Form 8-K filed on February 20, 2007, February 27, 2007, March 12, 2007, March 19, 2007 and March 28, 2007.

We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the time that we exchange all the securities offered by this prospectus.

Any statement incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

USG Corporation

550 West Adams Street

Chicago, Illinois 60661-3676

Attn: Corporate Secretary

Telephone: (312) 436-4000

In addition, you may access all of the above filings on our website at http://www.usg.com.

$500,000,000

USG Corporation

6.30% Senior Notes due 2016

PROSPECTUS

                    , 2007

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended, or the DGCL, gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified and authorizes the corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

Article VII of the registrant’s Amended and Restated By-Laws provides that the registrant (1) shall indemnify every person who is or was a director or officer of the registrant or is or was serving at the registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and (2) shall, if the board of directors so directs, indemnify any person who is or was an employee or agent of the registrant or is or was serving at the registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent, in the manner and subject to compliance with the applicable standards of conduct, provided by Section 145 of the DGCL as the same (or any substitute provision therefor) may be in effect from time to time. Any such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The registrant has procured insurance for the purpose of substantially covering its future potential liability for indemnification under Section 145 of the DGCL as discussed above and certain future potential liability of individual directors or officers incurred in their capacity as such which is not subject to indemnification.

The registrant has entered into Indemnification Agreements with each of its directors and officers. The Indemnification Agreements provide that the registrant shall indemnify and keep indemnified the indemnitee to the fullest extent authorized by Section 145 of the DGCL as it may be in effect from time to time from and against any expenses (including expenses of investigation and preparation and reasonable fees and disbursements of legal counsel, accountants and other experts), judgments, fines and amounts paid in settlement by the indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not the cause of action, suit or proceeding occurred before or after the date of the Indemnification Agreements. The Indemnification Agreements further provide for advancement of amounts to cover expenses incurred by the indemnitee in defending any such action, suit or proceeding subject to an undertaking by the indemnitee to repay any expenses advanced which it is later determined he or she was not entitled to receive.

Article Eleven of the registrant’s Restated Certificate of Incorporation eliminates the personal liability of the registrant’s directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (4) for any transaction from which the director derived an improper personal benefit.

Item 21.	Exhibits

Exhibit No.	Exhibit

2.1	First Amended Joint Plan of Reorganization of USG Corporation and its Debtor Subsidiaries (incorporated by reference to Exhibit 2.01 to USG Corporation’s Current Report on Form 8-K, dated June 21, 2006, or the June 2006 Form 8-K)

2.2	Order Confirming First Amended Joint Plan of Reorganization (incorporated by reference to Exhibit 2.02 to the June 2006 Form 8-K)

3.1	Restated Certificate of Incorporation of USG Corporation (incorporated by reference to Exhibit 3.01 to the June 2006 Form 8-K)

3.2	Certificate of Designation of Junior Participating Preferred Stock, Series D, of USG Corporation (incorporated by reference to Exhibit A of Exhibit 4 to USG Corporation’s Current Report on Form 8-K, filed March 27, 1998)

3.3	Amended and Restated By-Laws of USG Corporation, dated as of January 1, 2007 (incorporated by reference to Exhibit 3.3 to USG Corporation’s Annual Report on Form 10-K, dated February 16, 2007)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to USG Corporation’s Annual Report on Form 10-K, filed February 16, 2007)

4.2	Rights Agreement, dated as of December 21, 2006, between USG Corporation and Computershare Investor Services, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to USG Corporation’s Current Report on Form 8 K, dated December 21, 2006)

4.3	Indenture, dated as of November 1, 2006, by and between USG Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.01 to USG Corporation’s Current Report on Form 8-K, dated November 20, 2006)

4.4	Supplemental Indenture No. 1, dated as of November 17, 2006, by and between USG Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.02 to USG Corporation’s Current Report on Form 8-K, dated November 20, 2006)

The Corporation and certain of its consolidated subsidiaries are parties to long term debt instruments under which the total amount of securities authorized does not exceed 10% of the total assets of the Corporation and its subsidiaries on a consolidated basis. Pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulation S K, the Corporation agrees to furnish a copy of such instruments to the Securities and Exchange Commission upon request.

5.1	Opinion of Jones Day *

10.1	Management Performance Plan of USG Corporation (incorporated by reference to Annex C of Amendment No. 8 to USG Corporation’s Registration Statement No. 33-40136 on Form S-4, dated February 3, 1993)

10.2	First Amendment to Management Performance Plan, effective November 15, 1993, and dated February 1, 1994 (incorporated by reference to Exhibit 10(aq) to Amendment No. 1 of USG Corporation’s Registration Statement No. 33-51845 on Form S-1, dated February 16, 1994)

10.3	Second Amendment to Management Performance Plan, dated June 27, 2000 (incorporated by reference to Exhibit 10(a) to USG Corporation’s Quarterly Report on Form 10-Q, dated November 6, 2000)

10.4	Amendment and Restatement of USG Corporation Supplemental Retirement Plan, effective July 1, 1997, and dated August 25, 1997 (incorporated by reference to Exhibit 10(c) to USG Corporation’s Annual Report on Form 10-K, dated February 20, 1998)

10.5	First Amendment to Supplemental Retirement Plan, effective July 1, 1997 (incorporated by reference to Exhibit 10(d) to USG Corporation’s Annual Report on Form 10-K, dated February 26, 1999)

Exhibit No.	Exhibit

10.6	Second Amendment to Supplemental Retirement Plan, effective November 8, 2000 (incorporated by reference to Exhibit 10(f) to USG Corporation’s Annual Report on Form 10-K, dated March 5, 2001)

10.7	Third Amendment to Supplemental Retirement Plan, effective November 8, 2000 (incorporated by reference to Exhibit 10(g) to USG Corporation’s Annual Report on Form 10-K, dated March 5, 2001)

10.8	Fourth Amendment to Supplemental Retirement Plan, effective April 11, 2001 (incorporated by reference to Exhibit 10(a) to USG Corporation’s Quarterly Report on Form 10-Q, dated March 31, 2001)

10.9	Fifth Amendment to Supplemental Retirement Plan, effective December 21, 2001 (incorporated by reference to Exhibit 10(i) to USG Corporation’s Annual Report on Form 10-K, dated March 1, 2002)

10.10	Sixth Amendment to Supplemental Retirement Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.3 to USG Corporation’s Current Report on Form 8-K, dated November 17, 2004)

10.11	Form of Employment Agreement (incorporated by reference to Exhibit 10.11 to USG Corporation’s Annual Report on Form 10-K, dated February 16, 2007)

10.12	Form of Change in Control Severance Agreement (Tier 1 Benefits) (incorporated by reference to Exhibit 10.12 to USG Corporation’s Annual Report on Form 10-K, dated February 16, 2007)

10.13	Form of Change in Control Severance Agreement (Tier 2 Benefits) (incorporated by reference to Exhibit 10.13 to USG Corporation’s Annual Report on Form 10-K, dated February 16, 2007)

10.14	Form of Indemnification Agreement (incorporated by reference to Exhibit 10(g) of Amendment No. 1 to USG Corporation’s Registration Statement No. 33-51845 on Form S-1, dated February 16, 1994)

10.15	Stock Compensation Program for Non-Employee Directors (as Amended and Restated Effective as of January 1, 2005) of USG Corporation (incorporated by reference to Exhibit 10.2 to USG Corporation’s Current Report on Form 8-K, dated November 14, 2005)

10.16	Amendment No. 1 to the USG Corporation Stock Compensation Program for Non-Employee Directors (as Amended and Restated as of January 1, 2005) (incorporated by reference to Exhibit 10.1 to USG Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, or the Second Quarter 2006 Form 10-Q)

10.17	Contingent Non-Negotiable Promissory Note of USG Corporation and its Debtor Subsidiaries payable to the Asbestos Personal Injury Trust dated June 20, 2006 in the principal amount of $3,050,000,000 (incorporated by reference to Exhibit 10.2 to the Second Quarter 2006 Form 10-Q)

10.18	Non-Negotiable Promissory Note of USG Corporation and its Debtor Subsidiaries payable to the Asbestos Personal Injury Trust dated June 20, 2006 in the principal amount of $10,000,000 (incorporated by reference to Exhibit 10.3 to the Second Quarter 2006 Form 10-Q)

10.19	Pledge Agreement Regarding Contingent Payment Note dated as of June 20, 2006 by and among USG Corporation and certain individuals in their capacities as the Asbestos Personal Injury Trustees (the “Trustees”) (incorporated by reference to Exhibit 10.4 to the Second Quarter 2006 Form 10-Q)

10.20	Pledge Agreement Regarding Non-Contingent Note dated as of June 20, 2006 by and between USG Corporation and the Trustees (incorporated by reference to Exhibit 10.5 to the Second Quarter 2006 Form 10-Q)

10.21	Credit Agreement, dated as of August 2, 2006 among USG Corporation, the Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Goldman Sachs Credit Partners L.P., as Syndication Agent, or the Credit Agreement (incorporated by reference to the Second Quarter 2006 Form 10-Q)

Exhibit No.	Exhibit
10.22	Guarantee Agreement dated as of August 2, 2006 among the Subsidiaries of USG Corporation identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.7 to the Second Quarter 2006 Form 10-Q)

10.23	Amendment No. 1 to the Credit Agreement, dated as of November 10, 2006 (incorporated by reference to Exhibit 10.23 to USG Corporation’s Annual Report on Form 10-K, dated February 16, 2007)

10.24	1995 Long-Term Equity Plan of USG Corporation (incorporated by reference to Annex A to USG Corporation’s Proxy Statement and Proxy, dated March 31, 1995)

10.25	First Amendment to 1995 Long-Term Equity Plan of USG Corporation, dated June 27, 2000 (incorporated by reference to Exhibit 10(b) to USG Corporation’s Quarterly Report on Form 10-Q, dated November 6, 2000)

10.26	2006 Annual Management Incentive Program of USG Corporation, as amended (incorporated by reference to Exhibit 10.1 to USG Corporation’s Current Report on Form 8-K, dated February 13, 2006)

10.27	Omnibus Management Incentive Plan (incorporated by reference to Annex A to USG Corporation’s Proxy Statement and Proxy, dated March 28, 1997)

10.28	First Amendment to Omnibus Management Incentive Plan, dated November 11, 1997 (incorporated by reference to Exhibit 10(p) to USG Corporation’s Annual Report on Form 10-K, dated February 20, 1998)

10.29	Second Amendment to Omnibus Management Incentive Plan, dated as of June 27, 2000 (incorporated by reference to Exhibit 10(c) to USG Corporation’s Quarterly Report on Form 10-Q, dated November 6, 2000)

10.30	Third Amendment to Omnibus Management Incentive Plan, dated as of March 25, 2004 (incorporated by reference to Exhibit 10.24 to USG Corporation’s Annual Report on Form 10-K, dated February 18, 2005)

10.31	USG Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.31 to USG Corporation’s Annual Report on Form 10-K, dated February 26, 2007)

10.32	Key Employee Retention Plan (July 1, 2004 – December 31, 2005), dated July 1, 2004 (incorporated by reference to Exhibit 10 to USG Corporation’s Quarterly Report on Form 10-Q, dated July 20, 2004)

10.33	USG Corporation Long-Term Incentive Plan (incorporated by reference to Annex C to USG Corporation’s Proxy Statement, dated March 31, 2006, or the 2006 Proxy Statement)

10.34	Amendment No. 1 to the USG Corporation Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 to the Second Quarter 2006 Form 10-Q)

10.35	Form of USG Corporation Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.9 to the Second Quarter 2006 Form 10-Q)

10.36	Form of USG Corporation Restricted Stock Units Agreement (incorporated by reference to Exhibit 10.10 to the Second Quarter 2006 Form 10-Q)

10.37	USG Corporation Management Incentive Plan (incorporated by reference to Annex B to the 2006 Proxy Statement)

10.38	USG Corporation 2006 Corporate Performance Plan, dated January 25, 2006 (incorporated by reference to Exhibit 10 to USG Corporation’s Current Report on Form 8-K, dated January 25, 2006)

10.39	Equity Commitment Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated herein by reference to USG Corporation’s Current Report on Form 8-K, dated January 30, 2006)

Exhibit No.	Exhibit
10.40	Amendment No. 1 to Equity Commitment Agreement, dated as of February 23, 2006, between USG Corporation and Berkshire Hathaway Inc. (incorporated herein by reference to USG Corporation’s Current Report on Form 8-K, dated February 23, 2006)

10.41	Shareholder’s Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated herein by reference to USG Corporation’s Current Report on Form 8-K, dated January 30, 2006)

10.42	Registration Rights Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated herein by reference to USG Corporation’s Current Report on Form 8-K, dated January 30, 2006)

10.43	Registration Rights Agreement, dated as of November 17, 2006, by and among USG Corporation and Banc of America Securities LLC and Citigroup Global Markets., as representatives for the initial purchasers (incorporated herein by reference to Exhibit 10.01 to USG Corporation’s Current Report on Form 8-K, dated November 20, 2006)

10.44	USG Corporation 2007 Annual Management Incentive Plan (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated February 14, 2007)

10.45	Equity Purchase Agreement, dated as of February 25, 2007, among L&W Supply Corporation, Joseph George Zucchero, JCSG Holdings Corporation, the Joseph G. Zucchero Family Trust dated September 12, 1988 and the entities listed on Exhibit A-1 thereto (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated February 25, 2007)

10.46	Form of Nonqualified Stock Option Agreement (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated March 23, 2007)

10.47	Form of Restricted Stock Units Agreement (Annual Grant) (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated March 23, 2007)

10.48	Form of Restricted Stock Units Agreement (Retention Grant) (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated March 23, 2007)

10.49	Form of Performance Shares Agreement (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated March 23, 2007)

12.1	Statement re: computation of ratios *

21.1	Subsidiaries of USG Corporation (incorporated herein by reference to USG Corporation’s Annual Report on Form 10-K, dated February 26, 2007)

23.1	Consent of Deloitte & Touche LLP *

23.2	Consent of Jones Day (included as part of Opinion of Jones Day filed as Exhibit 5.1)

24.1	Power of Attorney *

25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association, as Trustee *

99.1	Form of Letter of Transmittal *

99.2	Form of Letter to Brokers, Dealers, Commercial Banks Trust Companies and Other Nominees *

99.3	Form of Notice Guaranteed Delivery *

99.4	Form of Letter to Clients *

*	Filed or furnished herewith.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 6, 2007.

USG CORPORATION

By:	/s/ William C. Foote
William C. Foote
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William C. Foote William C. Foote	Chairman and Chief Executive Officer (Principal Executive Officer)	April 6, 2007

/s/ Richard H. Fleming Richard H. Fleming	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 6, 2007

/s/ D. Rick Lowes D. Rick Lowes	Vice President and Controller (Principal Accounting Officer)	April 6, 2007

* Jose Armario	Director	April 6, 2007

* Robert L. Barnett	Director	April 6, 2007

* Keith A. Brown	Director	April 6, 2007

* James C. Cotting	Director	April 6, 2007

* Lawrence M. Crutcher	Director	April 6, 2007

* W. Douglas Ford	Director	April 6, 2007

* David W. Fox	Director	April 6, 2007

* Valerie B. Jarrett	Director	April 6, 2007

* Steven F. Leer	Director	April 6, 2007

* Marvin E. Lesser	Director	April 6, 2007

* John B. Schwemm	Director	April 6, 2007

* Judith A. Sprieser	Director	April 6, 2007

*	The undersigned by signing his name hereunto has hereby signed this registration statement on behalf of the above-named officers and directors on April 6, 2007, pursuant to a power of attorney executed on behalf of each such officer and director and filed with the Securities and Exchange Commission as Exhibit 24.1 hereto.

By:	/s/ Richard H. Fleming
Richard H. Fleming
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	First Amended Joint Plan of Reorganization of USG Corporation and its Debtor Subsidiaries (incorporated by reference to Exhibit 2.01 to USG Corporation’s Current Report on Form 8-K, dated June 21, 2006, or the June 2006 Form 8-K)

2.2	Order Confirming First Amended Joint Plan of Reorganization (incorporated by reference to Exhibit 2.02 to the June 2006 Form 8-K)

3.1	Restated Certificate of Incorporation of USG Corporation (incorporated by reference to Exhibit 3.01 to the June 2006 Form 8-K)

3.2	Certificate of Designation of Junior Participating Preferred Stock, Series D, of USG Corporation (incorporated by reference to Exhibit A of Exhibit 4 to USG Corporation’s Current Report on Form 8-K, filed March 27, 1998)

3.3	Amended and Restated By-Laws of USG Corporation, dated as of January 1, 2007 (incorporated by reference to Exhibit 3.3 to USG Corporation’s Annual Report on Form 10-K, dated February 16, 2007)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to USG Corporation’s Annual Report on Form 10-K, filed February 16, 2007)

4.2	Rights Agreement, dated as of December 21, 2006, between USG Corporation and Computershare Investor Services, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to USG Corporation’s Current Report on Form 8 K, dated December 21, 2006)

4.3	Indenture, dated as of November 1, 2006, by and between USG Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.01 to USG Corporation’s Current Report on Form 8-K, dated November 20, 2006)

4.4	Supplemental Indenture No. 1, dated as of November 17, 2006, by and between USG Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.02 to USG Corporation’s Current Report on Form 8-K, dated November 20, 2006)

The Corporation and certain of its consolidated subsidiaries are parties to long term debt instruments under which the total amount of securities authorized does not exceed 10% of the total assets of the Corporation and its subsidiaries on a consolidated basis. Pursuant to paragraph (b)(4)(iii)(A) of Item 601 of Regulation S K, the Corporation agrees to furnish a copy of such instruments to the Securities and Exchange Commission upon request.

5.1	Opinion of Jones Day *

10.1	Management Performance Plan of USG Corporation (incorporated by reference to Annex C of Amendment No. 8 to USG Corporation’s Registration Statement No. 33-40136 on Form S-4, dated February 3, 1993)

10.2	First Amendment to Management Performance Plan, effective November 15, 1993, and dated February 1, 1994 (incorporated by reference to Exhibit 10(aq) to Amendment No. 1 of USG Corporation’s Registration Statement No. 33-51845 on Form S-1, dated February 16, 1994)

10.3	Second Amendment to Management Performance Plan, dated June 27, 2000 (incorporated by reference to Exhibit 10(a) to USG Corporation’s Quarterly Report on Form 10-Q, dated November 6, 2000)

10.4	Amendment and Restatement of USG Corporation Supplemental Retirement Plan, effective July 1, 1997, and dated August 25, 1997 (incorporated by reference to Exhibit 10(c) to USG Corporation’s Annual Report on Form 10-K, dated February 20, 1998)

10.5	First Amendment to Supplemental Retirement Plan, effective July 1, 1997 (incorporated by reference to Exhibit 10(d) to USG Corporation’s Annual Report on Form 10-K, dated February 26, 1999)

Exhibit No.	Exhibit
10.6	Second Amendment to Supplemental Retirement Plan, effective November 8, 2000 (incorporated by reference to Exhibit 10(f) to USG Corporation’s Annual Report on Form 10-K, dated March 5, 2001)

10.7	Third Amendment to Supplemental Retirement Plan, effective November 8, 2000 (incorporated by reference to Exhibit 10(g) to USG Corporation’s Annual Report on Form 10-K, dated March 5, 2001)

10.8	Fourth Amendment to Supplemental Retirement Plan, effective April 11, 2001 (incorporated by reference to Exhibit 10(a) to USG Corporation’s Quarterly Report on Form 10-Q, dated March 31, 2001)

10.9	Fifth Amendment to Supplemental Retirement Plan, effective December 21, 2001 (incorporated by reference to Exhibit 10(i) to USG Corporation’s Annual Report on Form 10-K, dated March 1, 2002)

10.10	Sixth Amendment to Supplemental Retirement Plan, effective January 1, 2005 (incorporated by reference to Exhibit 10.3 to USG Corporation’s Current Report on Form 8-K, dated November 17, 2004)

10.11	Form of Employment Agreement (incorporated by reference to Exhibit 10.11 to USG Corporation’s Annual Report on Form 10-K, dated February 16, 2007)

10.12	Form of Change in Control Severance Agreement (Tier 1 Benefits) (incorporated by reference to Exhibit 10.12 to USG Corporation’s Annual Report on Form 10-K, dated February 16, 2007)

10.13	Form of Change in Control Severance Agreement (Tier 2 Benefits) (incorporated by reference to Exhibit 10.13 to USG Corporation’s Annual Report on Form 10-K, dated February 16, 2007)

10.14	Form of Indemnification Agreement (incorporated by reference to Exhibit 10(g) of Amendment No. 1 to USG Corporation’s Registration Statement No. 33-51845 on Form S-1, dated February 16, 1994)

10.15	Stock Compensation Program for Non-Employee Directors (as Amended and Restated Effective as of January 1, 2005) of USG Corporation (incorporated by reference to Exhibit 10.2 to USG Corporation’s Current Report on Form 8-K, dated November 14, 2005)

10.16	Amendment No. 1 to the USG Corporation Stock Compensation Program for Non-Employee Directors (as Amended and Restated as of January 1, 2005) (incorporated by reference to Exhibit 10.1 to USG Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, or the Second Quarter 2006 Form 10-Q)

10.17	Contingent Non-Negotiable Promissory Note of USG Corporation and its Debtor Subsidiaries payable to the Asbestos Personal Injury Trust dated June 20, 2006 in the principal amount of $3,050,000,000 (incorporated by reference to Exhibit 10.2 to the Second Quarter 2006 Form 10-Q)

10.18	Non-Negotiable Promissory Note of USG Corporation and its Debtor Subsidiaries payable to the Asbestos Personal Injury Trust dated June 20, 2006 in the principal amount of $10,000,000 (incorporated by reference to Exhibit 10.3 to the Second Quarter 2006 Form 10-Q)

10.19	Pledge Agreement Regarding Contingent Payment Note dated as of June 20, 2006 by and among USG Corporation and certain individuals in their capacities as the Asbestos Personal Injury Trustees (the “Trustees”) (incorporated by reference to Exhibit 10.4 to the Second Quarter 2006 Form 10-Q)

10.20	Pledge Agreement Regarding Non-Contingent Note dated as of June 20, 2006 by and between USG Corporation and the Trustees (incorporated by reference to Exhibit 10.5 to the Second Quarter 2006 Form 10-Q)

10.21	Credit Agreement, dated as of August 2, 2006 among USG Corporation, the Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Goldman Sachs Credit Partners L.P., as Syndication Agent, or the Credit Agreement (incorporated by reference to the Second Quarter 2006 Form 10-Q)

Exhibit No.	Exhibit

10.22	Guarantee Agreement dated as of August 2, 2006 among the Subsidiaries of USG Corporation identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.7 to the Second Quarter 2006 Form 10-Q)

10.23	Amendment No. 1 to the Credit Agreement, dated as of November 10, 2006 (incorporated by reference to Exhibit 10.23 to USG Corporation’s Annual Report on Form 10-K, dated February 16, 2007)

10.24	1995 Long-Term Equity Plan of USG Corporation (incorporated by reference to Annex A to USG Corporation’s Proxy Statement and Proxy, dated March 31, 1995)

10.25	First Amendment to 1995 Long-Term Equity Plan of USG Corporation, dated June 27, 2000 (incorporated by reference to Exhibit 10(b) to USG Corporation’s Quarterly Report on Form 10-Q, dated November 6, 2000)

10.26	2006 Annual Management Incentive Program of USG Corporation, as amended (incorporated by reference to Exhibit 10.1 to USG Corporation’s Current Report on Form 8-K, dated February 13, 2006)

10.27	Omnibus Management Incentive Plan (incorporated by reference to Annex A to USG Corporation’s Proxy Statement and Proxy, dated March 28, 1997)

10.28	First Amendment to Omnibus Management Incentive Plan, dated November 11, 1997 (incorporated by reference to Exhibit 10(p) to USG Corporation’s Annual Report on Form 10-K, dated February 20, 1998)

10.29	Second Amendment to Omnibus Management Incentive Plan, dated as of June 27, 2000 (incorporated by reference to Exhibit 10(c) to USG Corporation’s Quarterly Report on Form 10-Q, dated November 6, 2000)

10.30	Third Amendment to Omnibus Management Incentive Plan, dated as of March 25, 2004 (incorporated by reference to Exhibit 10.24 to USG Corporation’s Annual Report on Form 10-K, dated February 18, 2005)

10.31	USG Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.31 to USG Corporation’s Annual Report on Form 10-K, dated February 26, 2007)

10.32	Key Employee Retention Plan (July 1, 2004 – December 31, 2005), dated July 1, 2004 (incorporated by reference to Exhibit 10 to USG Corporation’s Quarterly Report on Form 10-Q, dated July 20, 2004)

10.33	USG Corporation Long-Term Incentive Plan (incorporated by reference to Annex C to USG Corporation’s Proxy Statement, dated March 31, 2006, or the 2006 Proxy Statement)

10.34	Amendment No. 1 to the USG Corporation Long-Term Incentive Plan (incorporated by reference to Exhibit 10.8 to the Second Quarter 2006 Form 10-Q)

10.35	Form of USG Corporation Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.9 to the Second Quarter 2006 Form 10-Q)

10.36	Form of USG Corporation Restricted Stock Units Agreement (incorporated by reference to Exhibit 10.10 to the Second Quarter 2006 Form 10-Q)

10.37	USG Corporation Management Incentive Plan (incorporated by reference to Annex B to the 2006 Proxy Statement)

10.38	USG Corporation 2006 Corporate Performance Plan, dated January 25, 2006 (incorporated by reference to Exhibit 10 to USG Corporation’s Current Report on Form 8-K, dated January 25, 2006)

10.39	Equity Commitment Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated herein by reference to USG Corporation’s Current Report on Form 8-K, dated January 30, 2006)

Exhibit No.	Exhibit
10.40	Amendment No. 1 to Equity Commitment Agreement, dated as of February 23, 2006, between USG Corporation and Berkshire Hathaway Inc. (incorporated herein by reference to USG Corporation’s Current Report on Form 8-K, dated February 23, 2006)

10.41	Shareholder’s Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated herein by reference to USG Corporation’s Current Report on Form 8-K, dated January 30, 2006)

10.42	Registration Rights Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc. (incorporated herein by reference to USG Corporation’s Current Report on Form 8-K, dated January 30, 2006)

10.43	Registration Rights Agreement, dated as of November 17, 2006, by and among USG Corporation and Banc of America Securities LLC and Citigroup Global Markets., as representatives for the initial purchasers (incorporated herein by reference to Exhibit 10.01 to USG Corporation’s Current Report on Form 8-K, dated November 20, 2006)

10.44	USG Corporation 2007 Annual Management Incentive Plan (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated February 14, 2007)

10.45	Equity Purchase Agreement, dated as of February 25, 2007, among L&W Supply Corporation, Joseph George Zucchero, JCSG Holdings Corporation, the Joseph G. Zucchero Family Trust dated September 12, 1988 and the entities listed on Exhibit A-1 thereto (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated February 25, 2007)

10.46	Form of Nonqualified Stock Option Agreement (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated March 23, 2007)

10.47	Form of Restricted Stock Units Agreement (Annual Grant) (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated March 23, 2007)

10.48	Form of Restricted Stock Units Agreement (Retention Grant) (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated March 23, 2007)

10.49	Form of Performance Shares Agreement (incorporated by reference to USG Corporation’s Current Report on Form 8-K, dated March 23, 2007)

12.1	Statement re: computation of ratios *

21.1	Subsidiaries of USG Corporation (incorporated herein by reference to USG Corporation’s Annual Report on Form 10-K, dated February 26, 2007)

23.1	Consent of Deloitte & Touche LLP *

23.2	Consent of Jones Day (included as part of Opinion of Jones Day filed as Exhibit 5.1)

24.1	Power of Attorney *

25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association, as Trustee *

99.1	Form of Letter of Transmittal *

99.2	Form of Letter to Brokers, Dealers, Commercial Banks Trust Companies and Other Nominees *

99.3	Form of Notice Guaranteed Delivery *

99.4	Form of Letter to Clients *

*	Filed or furnished herewith.